Exhibit 2.4

Execution Version

SHARE PURCHASE AGREEMENT

by and among

ATS CONSOLIDATED, INC.,

as the Buyer,

GREENLIGHT HOLDING II CORPORATION,

as the Issuer,

EPC HOLDCO LIMITED,

as Seller,

and

WATRIUM AS

(for the limited purposes set forth in the preamble hereto)

Dated as of April 6, 2018

i

TABLE OF CONTENTS

(Continued)

ii

TABLE OF CONTENTS

(Continued)

EXHIBITS

Exhibit A	Form of Securityholders Agreement
Exhibit B	Release Agreement
Exhibit C	Illustrative Calculation of Cash, Indebtedness and Net Working Capital
Exhibit D	Form of Company Waiver

iii

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT, dated April 6, 2018 (this “Agreement”), by and among ATS Consolidated, Inc., a Delaware corporation (the “Buyer”), Greenlight Holding II Corporation, a Delaware corporation (the “Issuer”), EPC Holdco Limited, a private limited company incorporated in England and Wales with registered number 10167626, whose registered office is at Unit 6 Shepperton House, 83-93 Shepperton Road, London, England, England, N1 3DF (the “Seller”) and Watrium AS, a Norwegian private limited liability company, with business registration number 985 470 405 (the “Seller Parent”), solely for the purposes set forth in Section 8.14.

RECITALS

A.The Seller owns 100% of the issued and outstanding ordinary shares of £0.25 each and £1.00 each (the “Shares”) in the capital of Euro Parking Collection plc, a public limited company with registered number 03515275, whose registered office is at Unit 6, Shepperton House, 83-93 Shepperton Road, London, N1 3DF (the “Company”).

B.As a condition to, and in consideration of, the Buyer entering into this Agreement, the Company and the Executives have simultaneously entered into (i) employment agreements (the “Employment Agreements”) and (ii) waiver letters.

C.The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Shares.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

Article I

DEFINITIONS

Section 1.1Certain Defined Terms.  For purposes of this Agreement:

“Accounts Relief” means:

(a)any Relief (including the right to a repayment of Tax) taken into account as an asset in the calculation of the Closing Net Working Capital; and

(b)any Relief taken into account in computing (and so reducing or eliminating) any provision for Tax taken into account in the calculation of Closing Net Working Capital.

“Action” means any claim, demand, action, suit, inquiry, proceeding, audit, civil, criminal or administrative action or enforcement proceeding, claim, inquiry, complaint, injunction, hearing, order, settlement, examination or investigation by or before any Governmental Authority, or any other arbitration, mediation or other proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Securityholders Agreement, the Release Agreement, the Employment Agreements and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby.

“Bonus Agreements” means the bonus agreements (i) entered into between, inter alia, Paul Assarsson and the Company on 24 November 2016, (ii) entered into between, inter alia, Stuart Hendry and the Company on 1 December 2016, and (iii) entered into between, inter alia, Fabrizio Confalonieri and the Company on 1 December 2016.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York or in London, United Kingdom.

“Buyer Equity Value” means $1,140,000,000.

“Buyer’s Relief” means (a) any Accounts Relief; (b) any Relief arising in connection with any Event occurring after the Closing; and (c) any Relief, whenever arising, of the Buyer or any member of the Buyer’s Tax Group other than the Company.

“Buyer’s Tax Group” means the Buyer and any other company or companies that are, from time to time, treated as members of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose.

“Cash” means, as of the Cut-off Time, all unrestricted cash at bank and in hand, cash equivalents and marketable securities of the Company and its Subsidiaries, including all deposited (but not yet cleared) checks and inbound wires and excluding cash collateralizing any letter of credit obligations and net of the aggregate amount of all outstanding checks and outbound wires in transit; provided, however, that Cash (i) shall not include (A) any cash, cash equivalents or marketable securities of the Company or any of its Subsidiaries that are not available for disbursement because of any contractual restriction binding upon the Company, its Subsidiaries or any of their respective assets, (b) the Owed Cash Amount or (C) the Unremitted Amount and (ii) shall include (A) an amount equal to fifty-five and forty-three hundredths percent (55.43%) of the Unremitted Amount, (B) security deposits for leases of facilities the Company and its Subsidiaries in the United Kingdom and Hungary, (C) current income Tax assets that are prepayments of income Taxes for the 2018 tax year and result in a reduction of such Taxes actually payable in cash for the post-Closing portion of the 2018 tax year net of expenses and Tax costs, if any, associated with such reduction, and (D) the amount received by the Company at the Closing in satisfaction of that certain promissory note, dated August 7, 2012, between Stuart Hendry and the Company, as amended on February 4, 2016.  Without limiting the foregoing, attached as Exhibit C is an illustrative calculation of the Cash items as of the Balance Sheet Date applying the Applicable Accounting Principles.

“Closing Date” means the date hereof.

“Closing Employee Payments” means (i) any payment in respect of any share appreciation right, phantom share, share option, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right and (ii) any change of control payments, bonuses, severance, termination, or retention obligations or similar amounts, in each case payable in the future or due by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby, including any Taxes payable in connection therewith.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Equity Value” means $60,000,000.

“Consideration Shares” means an amount of shares of Issuer Non-Voting Common Stock, equal to (i) the total number of shares of Issuer Common Stock issued and outstanding immediately prior to Closing, multiplied by (ii) an amount equal to (A) the Company Equity Value divided by (B) the Buyer Equity Value.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Cut-off Time” means 11:59 p.m. Greenwich Mean Time on the Business Day immediately preceding the Closing Date.

“Employee’s NICs” means primary Class 1 national insurance contributions (or equivalent contributions in any overseas jurisdiction).

“Employer’s NICs” means secondary Class 1 national insurance contributions (or equivalent contributions in any overseas jurisdiction).

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Estimated Settlement Amount” means an amount, which may be positive or negative, equal to (i) the Estimated Cash, plus (ii) the Working Capital Overage, if any, minus (iii) the Estimated Indebtedness, minus (iv) the Working Capital Underage, if any.

“Event” means any transaction (including the execution and completion of this Agreement), event, act or omission whatsoever, a Group Company becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be, or becoming, resident in any country for any Tax purpose, the death, winding up or dissolution of any person, the earning, receipt or accrual for any Tax purpose of any income, profit or gains, the incurring of any loss or expenditure, and any reference to an Event occurring on or before a particular date shall include Events that, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date.

“Executives” means Paul Assarsson, Stuart Hendry and Fabrizio Confalonieri.

“Government Contract” means any (i) prime contract, grant agreement, cooperative agreement or other type of Contract with a Governmental Authority to which the Company or any of its Subsidiaries is a party or (ii) any subcontract under any such Contract to which the Company or any of its Subsidiaries is a party.

“Governmental Authority” means any federal, national, intergovernmental, supranational, state, provincial, municipal, regional, local, county or similar government, governmental, quasi-governmental, regulatory or administrative authority, branch, agency, commission or any court, tribunal, or arbitral or judicial body (including any grand jury) or other similar entity.

“Group” means the Company and its Subsidiaries, and “Group Company” shall be construed accordingly.

“HMRC” means Her Majesty’s Revenue and Customs and, where relevant, any predecessor body which carried out part of its functions.

“HTA” means HTA Canada and HTA USA, collectively.

“HTA Canada” means Canadian Highway Toll Administration, LTD, a British Columbia corporation.

“HTA USA” means Highway Toll Administration, LLC, a New York limited liability company.

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children, grandparents, grandchildren and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Indebtedness” means, without duplication (but, other than in the case of clause (ix) below, before taking account of the consummation of the transactions contemplated hereby), (i) the unpaid principal amount of accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of (A) all indebtedness for borrowed money of the Company and its Subsidiaries, (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments, and (C) all obligations with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the Company or its Affiliates thereunder); (ii) all obligations under capitalized leases with respect to which the Company or any of its Subsidiaries is liable, determined on a consolidated basis in accordance with the Applicable Accounting Principles; (iii) any amounts for the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions; (iv) all liabilities with respect to any current or former employee, officer or director of the Company or any of its Subsidiaries that arise before or on the Closing Date, including all liabilities with respect to any Scheme, Bonus Agreement or Closing Employee Payment, all workers’ compensation claims, any liability in respect of accrued but unpaid bonuses for the prior fiscal year and for the period commencing on the first day of the Company’s current fiscal year and ending on the Closing Date, and any employment Taxes payable by the Company or any of its Subsidiaries with respect to the foregoing; (v) unpaid management fees; (vi) all deposits and monies received in advance; (vii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries; and (viii) all unpaid Indemnified Taxes (which shall not be an amount less than zero and shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax and which shall be calculated on the assumption that the Closing Date is the end of an accounting period for Tax purposes), (ix) in the case of the Company and its Subsidiaries only, (A) any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly, by the Company or any of its Subsidiaries in connection with the process of selling the Company or the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby and (B) one-half of the W&I Insurance Policy Cost and (x) all obligations of the type referred to in clauses (i) through (viii) of other Persons for the payment of which the Company or any of its Subsidiaries is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations; provided, however, for the avoidance of doubt, Indebtedness shall exclude any amounts relating to or included in Net Working Capital to the extent such amounts are reflected in the calculation of the Net Adjustment Amount (to avoid any double-counting with any other adjustments). Without limiting the foregoing, attached as Exhibit C is an illustrative calculation of the Indebtedness items as of the Balance Sheet Date applying the Applicable Accounting Principles.

“Indemnified Party” means a Buyer Indemnified Party or Seller Indemnified Party, as applicable.

“Indemnified Taxes” means any Tax Liability (a) in respect of any income, profits, gains or gross receipts which are earned, accrued or received (or are treated for Tax purposes as earned, accrued or received) on or prior to Closing (assuming for these purposes that an accounting period for Tax Purposes of the relevant Group Company ends on the Closing Date, and that any Tax payable in respect of such income, profits, gains or gross receipts is an actual Tax liability); or (b) which would not have arisen but for any Event which occurs (or is treated for Tax purposes as occurring) on or prior to Closing.

“Intellectual Property” means all intellectual property and rights arising from or associated with the following, whether protected, created or arising under the laws of the England, Hungary or any other jurisdiction:  (i) trade names, trademarks, service marks, logos, design marks, (registered and unregistered), domain names, URLs, social media accounts, and other Internet addresses or identifiers including social media identifiers, trade dress and similar rights, and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements (collectively, “Patents”); (iii) original works of authorship, Software, copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); (v) moral rights and waivers and consents not to enforce such moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets; and (vi) any and all rights (created or arising under the laws of any jurisdiction anywhere in the world, whether statutory, common law, or otherwise) now existing and related to (i) – (v) above, including but not limited to rights to limit the use or disclosure thereof by any Person (or any other equivalent or similar type of proprietary intellectual property right arising from or related to intellectual property, the right to bring suit, pursue past, current and future violations, infringements, or misappropriations, and collections).

“ITEPA” means the Income Tax Earnings and Pensions Act 2003.

“Knowledge,” (i) with respect to the Seller or the Company, means the knowledge of Erik Langaker, Anders Wilhelmsen, Paul Assarsson and Stuart Hendry and any other officer or director of the Seller or the Company, and, in each case, such knowledge as would be imputed to such persons upon due inquiry; or (ii) with respect to the Buyer, means the knowledge of any officer or director of the Buyer and the Issuer, and, in each case, such knowledge as would be imputed to such persons upon due inquiry.

“Law” means any statute, law, ordinance, regulation, guidelines, directives, treaties, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Legal Requirements” means any national, federal, state, local, municipal, foreign, intergovernmental or other law (including common law), statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, act, ruling, injunction, administrative or judicial decision, treaty, ordinance, guideline, directive, restriction or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Group (taken as a whole), provided, however, that Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from:

(1)a change in general economic, political or social conditions or outlook, financial, commodity, credit or securities markets, whether globally or in any country (including any of the countries in which the Group operates and including as a result of the United Kingdom leaving the European Union);

(2)the outbreak of war, acts of terrorism, acts of God or other calamities;

(3)changes in Law or UK GAAP or in the interpretation thereof first announced or proposed after the date of this Agreement, in any jurisdiction;

(4)the failure in and of itself of the Group to meet any of its internal projections or forecasts (but not the facts or circumstances underlying or giving rise to such failure unless otherwise excluded pursuant to another clause of this definition);

(5)the announcement of this Agreement, the consummation of the transactions contemplated herein or any actions required to be taken, or required not to be taken, pursuant to terms of this Agreement; or

(6)any action of the Buyer or any of its Affiliates with respect to the transactions contemplated herein; provided, further, that with respect to clauses (1), (2) and (3), the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse to the Group, taken as a whole, as compared to other similarly situated companies operating in one or more of the markets or industries in which the Group operates.

“Net Working Capital” means, as at the Cut-off Time and without duplication, an amount (which may be positive or negative) equal to (i) the consolidated current assets of the Company and its Subsidiaries minus (ii) the consolidated current liabilities of the Company and its Subsidiaries, in each case before taking into account the consummation of the transactions contemplated hereby, and calculated in accordance with the Applicable Accounting Principles; provided, however, for the avoidance of doubt, Net Working Capital shall exclude (i) any amounts relating to or included in Cash or Indebtedness to the extent such amounts are reflected in the calculation of the Net Adjustment Amount (to avoid any double-counting with any other adjustments), (ii) income Tax assets and liabilities (including current and deferred) and (iii) any assets and liabilities relating to the Owed Cash Amount or the Unremitted Amount. Without limiting the foregoing, attached as Exhibit C is an illustrative calculation of Net Working Capital items as of the Balance Sheet Date applying the Applicable Accounting Principles.

“Owed Cash Amount” means the cash of the Group due to the Group’s clients in respect of liabilities relating to (i) accounts payable and/or (ii) actual amounts due to contraveners, i.e. underpayments. For the avoidance of doubt, the Unremitted Amount shall not be included in the calculation of the Owed Cash Amount.

“Owned Real Property” means all real property owned by the Company or any of its Subsidiaries, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“PAYE” means pay as you earn, the system requiring employers to deduct income tax from employees’ salary (or an equivalent withholding system in any overseas jurisdiction).

“Pension Schemes” means each of the multi-employer defined contribution schemes provided by the Company administered by external providers NOW: Pensions Trust and ReAct.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Platinum” means Platinum Equity Advisors, LLC.

“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past five years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Relief” includes any loss, relief, allowance, credit, exemption or set off for Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax or to a payment in respect of Tax.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Securityholders Agreement” means the Securityholders Agreement of the Issuer, substantially in the form attached hereto as Exhibit A, to be entered into by, or to otherwise become effective with respect to, the Issuer, the Seller and the other parties thereto, effective as of the Closing.

“Seller’s Solicitors Client Account” means the client account of Wikborg Rein Advokatfirma AS with DNB Bank ASA, P.O.Box 1600 Sentrum, N-0021 OSLO, Norway, having the following details:

Account Number: 1250 16 06500

SWIFT: DNBANOKKXXX

IBAN: NO711250 1606 500

Reference: Project Traffic

“Settlement Amount” means the Estimated Settlement Amount, as it may be adjusted in accordance with Section 2.4.

“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, API’s, web widgets, code and related algorithms, models and methodologies, files, and other components thereof, documentation and all other tangible embodiments thereof.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Systems” means servers, hardware systems, databases, circuits, networks and other computer and telecommunications assets and equipment.

“Target Net Working Capital” means £843,138.48.

“Tax” or “Taxation” means all forms of tax and statutory, national, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK, Hungary or any other jurisdiction (including, for the avoidance of doubt, social contributions) and any penalty, fine, surcharge, interest, charges or costs relating to it (including interest and penalties arising from the failure of a Group Company to make adequate instalment payments in any period ending on or before the Closing).

“Tax Liability” means:

(a)any liability of a Group Company to make a payment of, or in respect of, or on account of, Tax whether or not the same is primarily payable by a Group Company and whether or not the relevant Group Company has, or may have, any right of reimbursement against any other person, in which case the amount of the Tax Liability will be the amount of the payment;

(b)the loss, otherwise than by use or setting off, of any Accounts Relief in which case, the amount of the Tax Liability will be the amount of Tax that would (on the basis of Tax rates current at the date of that loss) have been saved but for that loss, assuming for this purpose that the relevant Group Company had sufficient profits or was otherwise in a position to use the Relief, or where the Relief is the right to repayment of Tax or to a payment in respect of Tax, the amount of the repayment or payment; and

(c)the use or setting off of any Buyer’s Relief where, but for that set off or use, the relevant Group Company would have had a liability to make a payment of or in respect of Tax for which the Buyer would have been able to make a claim against the Seller in respect of Indemnifiable Taxes, in which case the amount of the Tax Liability will be the amount of Tax for which the Seller would have been liable but for the setting off or use.

“Tax Return” means any and all returns, declarations, reports, statements, information returns, elections, certificates, bills, documents, claims for refund, amended returns or other documents or statements filed or submitted, or required to be filed with or submitted to, any Governmental Authority (or to any third party to whom a Tax is required to be paid) with respect to any Tax, including any attachments, schedules, amendments and supplements thereto.

“UK GAAP” means generally accepted accounting principles and practices in the United Kingdom as in effect on the date hereof.

“Unremitted Amount” means cash received by the Group (i) from contraveners in excess of the actual amounts due from such contraveners, i.e. overpayments, which the Group is unable to remit back to the appropriate contravener and (ii) from sources respect of which the Group cannot identify the related contravention and/or the Group is unable to identify the source.

“US GAAP” means generally accepted accounting principles and practices in the United States as in effect on the date hereof.

“W&I Insurance Policy” means that certain insurance policy with respect to the warranties and indemnities of the Seller, issued as of the date hereof, in the name and for the benefit of Greenlight Acquisition Corporation, covering certain Losses for which the Buyer Indemnified Parties are entitled to indemnification pursuant to Article VII.

“W&I Insurance Policy Cost” means $183,120.

“Websites” means all Internet websites, including content, text, graphics, images, audio, video, data, databases, Software and related items included on or used in the operation of and maintenance thereof, and all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs and all other tangible embodiments related to any of the foregoing.

“Workers” means the employees, directors, officers, workers and self-employed contractors of the Company or any of its Subsidiaries.

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.

Section 1.2Table of Definitions.  The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Agreement	Preamble
Anti-Corruption Laws	3.11(a)
Anti-Money Laundering Laws	3.11(f)
Applicable Accounting Principles	2.3
Balance Sheet	3.7(a)
Balance Sheet Date	3.7(a)
Business	5.8(i)
Buyer	Preamble
Buyer Balance Sheet	4.5(a)
Buyer Balance Sheet Date	4.5(a)
Buyer Disclosure Schedules	Article IV
Buyer Financial Statements	4.5(a)
Buyer Indemnified Parties	7.2
Buyer Interim Financial Statements	4.5(a)
Claim Notice	7.4(a)
Closing	2.2(a)
Closing Balance Sheet	2.4(a)
Closing Cash	2.4(a)
Closing Indebtedness	2.4(a)
Closing Net Working Capital	2.4(a)
Company	Recitals
Company Registered IP	3.17(b)
Confidential Information	5.3(b)
Confidentiality Agreement	5.3(a)
Conflicting Organization	5.8(g)(i)
Copyrights	1.1(b)
Deductible Amount	7.5
Direct Claim	7.4(c)
Disclosure Schedules	Article III
Disputes	8.7(b)
EBT(s)	3.13(d)
Employee Share Plans	3.12(a)(i)
Employment Agreements	Recitals
Environment	3.19(i)(i)
Environmental Laws	3.19(i)(ii)
Environmental Matters	3.19(i)(iii)
Environmental Permits	3.19(i)(iv)
Estimated Cash	2.3
Estimated Indebtedness	2.3

Definition	Location

Estimated Net Working Capital	2.3
European Regulations	3.23(i)
Final Closing Statement	2.4(a)
Financial Statements	3.7(a)
Fundamental Warranties	7.1(a)(i)
General Cap	7.5
Group Company	1.1(b)
Hazardous Substances	3.19(i)(v)
HTA Balance Sheet	4.5(d)
HTA Balance Sheet Date	4.5(d)
HTA Financial Statements	4.5(d)
HTA Interim Financial Statements	4.5(d)
Indemnifying Party	7.4(a)
Independent Accounting Firm	2.4(c)
Interim Financial Statements	3.7(a)
Issuer	Preamble
Issuer Common Stock	4.4(f)
Issuer Non-Voting Common Stock	4.4(f)
Issuer Related Party	4.10
Issuer Voting Common Stock	4.4(f)
Losses	7.2
Major Customers	3.24(a)
Marks	1.1(b)
Material Contracts	3.20(a)
Material Governmental Permits	3.9(b)
Net Adjustment Amount	2.4(f)(iii), 2.4(f)(i)
Non-Cooperative Jurisdiction	3.28(d)
Notice of Disagreement	2.4(b)
OFAC	3.28(a), 3.9(a)
OFAC Laws and Regulations	3.28(a)
Outstanding Awards	3.12(a)(ii)
Patents	1.1(b)
PCI DSS	3.23(e)
Pensionable Workers	3.14(a)
Permitted Encumbrances	3.15 (a)
Personal Information	3.23(a)
Preliminary Closing Balance Sheet	2.3
Preliminary Closing Statement	2.3
Privacy Laws	3.23(a)
Proceedings	8.7(b)
Related Person	3.28(a)
Release Agreement	2.2(b)(vii)(A)
Restrictive Period	13.1
Retirement Benefits	3.14(a)
Schemes	3.13(a)

Definition	Location

Seller	Preamble
Seller Indemnified Parties	7.3
Seller Parent	Preamble
Senior Foreign Political Figure	3.28(d)
Shares	Recitals
Tax Actions	3.18(g)
Tax Warranties	7.1(a)(ii)
Territory	5.8(i)
Third Party	8.6(a)
Third Party Claim	7.4(a)
Trade Secrets	1.1(b)
Websites	3.23(k)

Article II

THE TRANSACTIONS

Section 2.1Purchase and Sale of the Shares . Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell the Shares with full title guarantee to the Buyer, free and clear of all Encumbrances together with all rights attaching to them as at Closing (including the right to receive all dividends, return of capital or any other distributions declared, made or paid with effect from and after the Closing), and the Buyer shall purchase the Shares from the Seller.

Section 2.2Closing.

(a)The sale and purchase of the Shares is taking place at a closing (the “Closing”) being held by means of electronic exchange of executed documents simultaneously with the execution of this Agreement.

(b)Simultaneously with the execution of this Agreement:

(i)the Issuer has allotted and issued the Consideration Shares to the Seller and delivered or caused to be delivered to the Seller certificates in respect of the Consideration Shares;

(ii)the Seller has delivered or caused to be delivered to the Buyer certificates in respect of the Shares (or an express indemnity in a form reasonably satisfactory to the Buyer in the case of any found to be missing), accompanied by transfers in common form relating to the Shares duly executed in favor of the Buyer and a power of attorney with respect to the Shares in a form reasonably satisfactory to the Buyer duly executed as a deed by the Seller;

(iii)each of the Issuer and the Buyer has delivered or caused to be delivered to the Seller copies of the required board resolutions to satisfy its obligations under this Agreement (including, without limitation, approving entry into this Agreement and authority to allot and issue the Consideration Shares);

(iv)the Buyer has delivered or caused to be delivered to the Seller by cash payment an amount equal to the Estimated Settlement Amount, which shall be paid to the Seller’s Solicitors Client Account and payment of such sum to the Seller’s Solicitors Client Account shall constitute good discharge of such payment obligations of the Buyer;

(v)the Seller has delivered or caused to be delivered to the Buyer evidence reasonably satisfactory to the Buyer demonstrating that all Encumbrances on the Shares, including any Encumbrances in connection with any indebtedness of the Seller, have been released and recorded as such and that all instruments evidencing such Encumbrances have been returned to the Seller and delivered to the Buyer;

(vi)the Seller has delivered or caused to be delivered to the Buyer evidence reasonably satisfactory to the Buyer demonstrating the termination of the Consultancy Agreement, dated as of May 2017, by and between the Company and Vestland Venture AS;

(vii)the Buyer has delivered on its behalf and on behalf of the Company a confirmation stating that they waive any claims against the directors of the Company related to acts, facts or circumstances which have occurred prior to Closing, substantially in the form attached hereto as Exhibit D;

(viii)the Seller has delivered or caused to be delivered to the Buyer:

(A)a general release in favor of the Company and its Subsidiaries of all claims that the Seller has towards the Company and/or its Subsidiaries, in the form of Exhibit B hereto, duly executed by the Seller (the “Release Agreement”); and

(B)an executed counterpart of each of the Ancillary Agreements signed by the Seller, the Company or any of their respective Affiliates;

(ix)the Buyer has delivered or caused to be delivered to the Seller an executed counterpart of each of the Ancillary Agreements signed by the Buyer or its Affiliates;

(x)the Seller has delivered to the Buyer resignations in the agreed terms duly executed as deeds of the directors of the Company and its Subsidiaries as specified by the Buyer; and

(xi)the Seller has delivered or caused to be delivered to the Buyer copies of the required board and shareholder resolutions to satisfy its obligations under this Agreement (including, without limitation, approving entry into this Agreement and authority to sell and deliver the Shares);

(xii)the Seller has delivered or caused to be delivered to the Buyer all original (and any and all copies of) agreements, documents, books and records, files and other information, and all computer disks, records, tapes and any other storage medium on which any such agreements, documents, books and records, files and other information is stored, in any such case used in the business and operations of the Company and its Subsidiaries that are in the possession of or under the control of the Seller;

(xiii)the Seller has delivered or caused to be delivered to the Buyer copies of board resolutions of the Company in the agreed terms:

(A)approving the registration (subject where necessary to due stamping) of the transfers in respect of the Shares;

(B)authorizing the delivery to the Buyer of share certificates in respect of the Shares;

(C)approving the appointment of Ian Michael Stuart Downie, Eva M. Kalawski and Mary Ann Sigler to be the directors and Eva M. Kalawski to be secretary of the Company.

(c)Subject to Section 2.2(b)(iv), all payments hereunder are being made by wire transfer of immediately available funds in British pounds sterling to such account as was designated to the payor by the payee at least two Business Days prior to the date hereof.

Section 2.3Closing Estimates . At least five Business Days prior to the anticipated Closing Date, the Seller prepared, or caused to be prepared, and delivered to the Buyer a written statement (the “Preliminary Closing Statement”) that included and set forth (a) a consolidated statement of financial position of the Company and its Subsidiaries as of the Cut-off Time (the “Preliminary Closing Balance Sheet”), (b) a good-faith estimate of (i) Net Working Capital based on the Preliminary Closing Balance Sheet (the “Estimated Net Working Capital”), (ii) Indebtedness (the “Estimated Indebtedness”) and (iii) Cash (the “Estimated Cash”) (with each of Estimated Net Working Capital, Estimated Cash and Estimated Indebtedness determined as of the Cut-off Time and, except for clause (ix) of the definition of Indebtedness, without giving effect to the transactions contemplated hereby) and (c) on the basis of the foregoing, a calculation of the Estimated Settlement Amount.  Estimated Net Working Capital, Estimated Indebtedness and Estimated Cash were calculated in accordance with the following order of priority: (i) first, the accounting principles, policies and procedures applied on a basis consistent with the preparation of the Balance Sheet except to the extent inconsistent with UK GAAP; and (ii) second, in accordance with UK GAAP (the accounting principles, policies and priorities as described in this sentence, the “Applicable Accounting Principles”). All calculations of Estimated Net Working Capital, Estimated Indebtedness and Estimated Cash were accompanied by a certificate of a duly authorized officer of the Seller certifying that such estimates were calculated in good faith in accordance with this Agreement. The Buyer and the Seller agree that the estimates set forth in the Preliminary Closing Statement shall control solely for purposes of determining the amounts payable at the Closing pursuant to Section 2.2 and shall not limit or otherwise affect the Buyer’s remedies under this Agreement or otherwise, or constitute an acknowledgement by the Buyer of the accuracy of the amounts reflected thereof.

Section 2.4Post-Closing Adjustment of Settlement Amount.

(a)Within 60 days after the Closing Date, the Seller shall prepare, or cause to be prepared, and deliver to the Buyer a written statement (the “Final Closing Statement”) that shall include and set forth (i) a consolidated balance sheet of the Company and its Subsidiaries as of the Cut-off Time (the “Closing Balance Sheet”) and (ii) a calculation of the actual (A) Net Working Capital (the “Closing Net Working Capital”), (B) Indebtedness (the “Closing Indebtedness”) and (C) Cash (the “Closing Cash”) (with each of Closing Net Working Capital, Closing Indebtedness and Closing Cash determined as of the Cut-off Time and, except for clause (ix) of the definition of Indebtedness, without giving effect to the transactions contemplated hereby).  Closing Net Working Capital, Closing Indebtedness and Closing Cash shall be calculated in accordance with the Applicable Accounting Principles.  All calculations of Closing Net Working Capital, Closing Indebtedness and Closing Cash shall be accompanied by a certificate of a duly authorized officer of the Seller certifying that such amounts have been prepared in good faith in accordance with this Agreement.

(b)The Final Closing Statement shall become final and binding on the 60th day following delivery thereof, unless prior to the end of such period, the Buyer delivers to the Seller written notice of its disagreement (a “Notice of Disagreement”) specifying the nature, amount and rationale of any dispute as to the Closing Net Working Capital, Closing Indebtedness and/or Closing Cash, as set forth in the Final Closing Statement.

(c)During the 15‑day period following delivery of a Notice of Disagreement by the Buyer to the Seller, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the Closing Net Working Capital, Closing Indebtedness and/or Closing Cash as specified therein.  Any disputed items resolved in writing between the Seller and the Buyer within such 15‑day period shall be final and binding with respect to such items, and if the Seller and the Buyer agree in writing on the resolution of each disputed item specified by the Buyer in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness and Closing Cash, the amounts so determined shall be final and binding on the parties for all purposes hereunder and shall not be subject to appeal or further review.  If the Seller and the Buyer have not resolved all such differences by the end of such 15‑day period, the Seller and the Buyer shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness and Closing Cash, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Indebtedness and Closing Cash, which determination shall be final and binding on the parties for all purposes hereunder.  The Independent Accounting Firm shall consider only those items and amounts in the Seller’s and the Buyer’s respective calculations of the Closing Net Working Capital, Closing Indebtedness and Closing Cash that are identified as being items and amounts to which the Seller and the Buyer have been unable to agree.  In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The Independent Accounting Firm shall be Deloitte LLP or, if such firm is unable or unwilling to act, such other reputable worldwide independent public accounting firm (having office locations in London) as shall be agreed in writing by the Seller and the Buyer.  The Seller and the Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it as promptly as practicable, and in any event within 30 days following the submission thereof.  Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 8.7.  The Independent Accounting Firm shall act as an expert and not as an arbitrator.

(d)The costs of any dispute resolution pursuant to Section 2.4(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Seller and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative values of the amounts (dollar or such other currency as applicable) in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.  The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(e)The Buyer and the Seller will, and will cause the Company (in the case of the Seller, prior to the Closing and, in the case of the Buyer, from and after the Closing through the resolution of any adjustment to the Settlement Amount contemplated by this Section 2.4) to afford the other party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company and its Subsidiaries and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.4.  Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations of the Net Working Capital, Cash and Indebtedness as specified in this Section 2.4; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(f)The Estimated Settlement Amount shall be adjusted, upwards or downwards, as follows:

(i)For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital as finally determined pursuant to this Section 2.4 minus the Estimated Net Working Capital, minus (B) the Closing Indebtedness as finally determined pursuant to this Section 2.4 minus the Estimated Indebtedness, plus (C) the Closing Cash as finally determined pursuant to this Section 2.4 minus the Estimated Cash.

(ii)If the Net Adjustment Amount is positive, the Estimated Settlement Amount shall be adjusted upwards in an amount equal to the Net Adjustment Amount.  In such event, the Buyer shall pay or cause to be paid the Net Adjustment Amount to the Seller; and

(iii)If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount”” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Estimated Settlement Amount shall be adjusted downwards in an amount equal to the Net Adjustment Amount.  In such event, the Seller shall pay or cause to be paid the Net Adjustment Amount to the Buyer.

(g)Payments in respect of Section 2.4(f) shall be made within three Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.4 by cash payment by wire transfer of immediately available funds in British pounds sterling to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date.

Section 2.5Payments . Any payment due to the Buyer in respect of any claim under this Agreement or any of the Ancillary Agreements shall for all purposes be deemed to be and shall take effect as a reduction in the consideration paid by the Buyer for the Shares.

ARTICLE III

WARRANTIES OF THE SELLER

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify only the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates and shall not qualify any other provision of this Agreement or any Ancillary Agreement), the Seller hereby warrants to the Buyer as of the date hereof as follows:

Section 3.1Organization and Qualification.

(a)The Seller is a corporation duly organized, validly existing and in good standing under the Laws of England and Wales and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of the Company and its Subsidiaries is (i) a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth in Schedule 3.1(a) of the Disclosure Schedules, and has full corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)The Seller has heretofore furnished to the Buyer a complete and correct copy of the certificate of incorporation, the articles of association or similar constitutional documents, each as amended to date, of the Company and each of its Subsidiaries.  Such certificates of incorporation, articles of association or similar constitutional documents are in full force and effect.  Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation, articles of association or similar constitutional documents.  The statutory or similar books and registers of each of the Company and its Subsidiaries that have been made available for inspection by the Buyer prior to the date hereof are true and complete.

Section 3.2Authority.  The Seller has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Seller will be a party will have been, duly executed and delivered by the Seller and, assuming due execution by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Seller will be a party will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3No Conflict; Required Filings and Consents.

(a)The execution and performance by the Seller of this Agreement and each of the Ancillary Agreements to which the Seller will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)conflict with or violate the certificate of incorporation, articles of association or similar constitutional documents of the Seller or the Company or any of its Subsidiaries;

(ii)conflict with or violate any Law applicable to the Seller or the Company or any of its Subsidiaries or by which any property or asset of the Seller or the Company or any of its Subsidiaries is bound or affected; or

(iii)result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Seller or the Company or any of its Subsidiaries under, or result in the creation of any Encumbrance on any property, asset or right of the Seller or the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Seller or the Company or any of its Subsidiaries is a party or by which the Seller or the Company or any of its Subsidiaries or any of their respective properties, assets or rights are bound or affected.

(b)None of the Seller or the Company or any of its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which the Seller will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company or any of its Subsidiaries, except for such filings as may be required by any applicable federal or state securities or “blue sky” laws.

Section 3.4Shares.  The Seller is the sole legal and beneficial owner of the Shares, the Shares are fully paid or credited as fully paid and the Shares are free and clear of any Encumbrance.  The Seller has the right, authority and power to sell, assign and transfer the Shares to the Buyer.  Upon delivery to the Buyer of certificates for the Shares at the Closing and the Issuer’s issuance of the Consideration Shares and at such time as the transfers of the Shares have been registered in the register of members of the Company, the Buyer shall acquire good and valid title to the Shares, free and clear of any Encumbrance other than Encumbrances created by the Buyer.

Section 3.5Capitalization.  The authorized share capital of the Company consists of 1,643,017 ordinary shares of £0.25 each and 600,338 ordinary shares of £1.00 each, of which 1,643,017 ordinary shares of £0.25 each and 600,338 ordinary shares of £1.00 each, constituting the Shares, are issued and outstanding.  Schedule 3.5 of the Disclosure Schedules sets forth, for each Subsidiary of the Company, the amount of its authorized share capital or other equity or ownership interests, the amount of its outstanding share capital or other equity or ownership interests, and the record and beneficial owners of its outstanding share capital or other equity or ownership interests.  Except for the Shares and except as set forth in Schedule 3.5 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has issued or agreed to issue any: (a) share capital or other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of share capital or other equity or ownership interests; (c) share appreciation right, phantom share, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (d) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.  Each outstanding share or other equity or ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, each such share or other equity or ownership interest is owned by the Company or another Subsidiary, free and clear of any Encumbrance.  All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Company or a Subsidiary in compliance with all applicable laws.  Except for rights granted to the Buyer under this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued share capital or other equity or ownership interests of the Company or any of its Subsidiaries.  No shares or other equity or ownership interests of the Company or any of its Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or articles of association or similar constitutional documents of the Company or any of its Subsidiaries or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

Section 3.6Equity Interests.  Except for the Subsidiaries listed in Schedule 3.5 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.

Section 3.7Financial Statements; No Undisclosed Liabilities.

(a)True and complete copies of the audited consolidated financial statements of the Company and its Subsidiaries as at December 31, 2015 and December 31, 2016, together with all related notes and schedules thereto, accompanied by the reports thereon of the

Company’s independent auditors (collectively referred to as the “Financial Statements”) and the unaudited consolidated financial statements of the Company and its Subsidiaries as at December 31, 2017 and January 31, 2018 (the “Balance Sheet Date” and the balance sheet included in such financial statements as of the Balance Sheet Date, together with all related notes and schedules thereto, the “Balance Sheet”) (collectively, such financial statements referred to as the “Interim Financial Statements”), are attached hereto as Schedule 3.7(a) of the Disclosure Schedules.  Each of the Financial Statements and the Interim Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with the Companies Act 2006 and UK GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (iii) give a true and fair view of the state of affairs of the Company and its Subsidiaries and of their assets and liabilities as at the respective dates thereof and for the respective financial periods indicated therein and of the profits and losses and income of the Company and its Subsidiaries for the respective financial periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b)Except as and to the extent adequately accrued or reserved against in the Balance Sheet, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by UK GAAP to be reflected in a consolidated balance sheet of the Company and its Subsidiaries or disclosed in the notes thereto, except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, that are not, individually or in the aggregate, material to the Company or any of its Subsidiaries.

(c)The books of account and financial records of the Company and its Subsidiaries are true and correct and have been prepared and are maintained in accordance with sound accounting practice.

Section 3.8Absence of Certain Changes or Events.  Since the Balance Sheet Date:  (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; and (c) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance. By way of amplification and not limitation of the foregoing, since the Balance Sheet Date, none of the Company or any of its Subsidiaries has:

(i)issued, sold, pledged, transferred, disposed of or otherwise subjected to any Encumbrance any properties or assets of the Company or any of its Subsidiaries, other than sales or transfers of inventory in the ordinary course of business consistent with past practice or with a value not exceeding £100,000;

(ii)declared, set aside, made or paid any (i) non-cash dividend or other distribution on or with respect to any of its share capital or other equity or ownership interest or (ii) any cash dividend after the Cut-off Time;

(iii)reclassified, combined, split, subdivided or redeemed, or purchased or otherwise acquired, directly or indirectly, any of its share capital or other equity or ownership interest, or made any other change with respect to its capital structure;

(iv)acquired any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or entered into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(v)adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or otherwise altered the Company’s or a Subsidiary’s corporate structure;

(vi)entered into, amended, waived, modified or consented to the termination of any Material Contract, or amended, waived, modified or consented to the termination of the Company’s or any of its Subsidiaries’ rights thereunder, entered into any Material Contract that is not terminable by the Company for convenience or entered into any Material Contract other than in the ordinary course of business;

(vii)increased the compensation payable or to become payable or the benefits provided to its directors, officers, employees or independent contractors, made any change in, or accelerated the vesting of, the compensation or benefits payable or to become payable to, granted any severance or termination payment to, or paid, loaned or advanced any amount to, any director, officer, employee or independent contractor of the Company or any of its Subsidiaries, or established, adopted, entered into or amended any Scheme, other than normal increases in annual salary as required by employment contracts or where the increase is less than 10% of the existing amount;

(viii)entered into, amended or terminated any Contract with any Related Party of the Company or any of its Subsidiaries; or

(ix)made any change in any method of accounting or accounting practice or policy, except as required by UK GAAP.

Section 3.9Compliance with Law; Permits.

(a)The Company and its Subsidiaries are (and, for the past five years, have been) in compliance in all material respects with all Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations, including, but not limited to, all applicable export control laws and regulations, including the Dual-Use Regulation (428/2009), the U.K. Export Control Act 2002, the Export Control Order 2008 (SI 2008/3231), the United States Export Administration Act and International Emergency Economic Powers Act and implementing Export Administration Regulations, the Arms Export Control Act and implementing International Traffic in Arms Regulations, and the various economic sanctions laws and anti-boycott provisions administered by the European Union, the United Nations, Her Majesty’s Treasury, the U.S. Department of the Treasury (including but not limited to its Offices of Foreign Assets Control (“OFAC”)), the U.S. Department of Commerce, the U.S. Department of State and other applicable enforcement and administrative agencies or any other body, governmental or otherwise, with jurisdictional competence over the Company or any of its Subsidiaries, as applicable.  None of the Company, any of its Subsidiaries or, to the Knowledge of the Seller, any of its or their executive officers has received during the past five years, nor is there to the Knowledge of the Seller any basis for, any notice, order, complaint or other communication from any applicable Governmental Authority or any other Person that the Company or any of its Subsidiaries is not in compliance in any material respect with any Law applicable to it. The Company and its Subsidiaries are (and, for the past five years, have been) in compliance in all material respects with British Parking Association Approved Operator Scheme Code of Practice as applicable to the Company and its Subsidiaries.

(b)The Company and each of its Subsidiaries hold (and for the past five years have held) all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses as presently conducted (collectively, “Material Governmental Permits”).  The Company and its Subsidiaries are (and for the past five years have been) in compliance in all material respects with the terms of all such Material Governmental Permits.  For the past five years, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority (i) claimed or alleged that the Company or any of its Subsidiaries was not in (x) compliance with any Material Governmental Permit or (y) material compliance with all Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or (ii) was amending, terminating, suspending, revoking or cancelling any Material Governmental Permit (or threatening or considering to do so).  No Material Governmental Permit is held in the name of any employee, officer, director, shareholder, agent or otherwise on behalf of the Company or any of its Subsidiaries.

Section 3.10Litigation.  Except as set forth on Schedule 3.10 of the Disclosure Schedules, currently there is no Action pending or, to the Knowledge of the Seller, currently threatened (nor has there been during the three years prior to the execution of this Agreement), against the Company or any of its Subsidiaries, or any material property or asset of the Company or any of its Subsidiaries, or any of the officers of the Company or any of its Subsidiaries in regards to their actions as such, nor is there any basis for any such Action.  There is no Action pending or, to the Knowledge of the Seller, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements.  There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the Knowledge of the Seller, threatened investigation by, any Governmental Authority relating to the Company, any of its Subsidiaries, any of their respective properties or assets, any of their respective officers or directors, or the transactions contemplated by this Agreement or the Ancillary Agreements.  There is no Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.

Section 3.11Foreign Corrupt Practices Act and Other Anti-Corruption Laws; and Anti-Money Laundering Laws.

(a)The Company and its Subsidiaries have, for the last five years, fully complied with, and are currently in full compliance with, the U.S. Foreign Corrupt Practices Act; the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions, U.K. Bribery Act 2010 and the anti-bribery and corruption laws of any jurisdiction to which the Company or any of its Subsidiaries are subject and in each case any related rules, regulations and guidance (collectively, the “Anti-Corruption Laws”).

(b)Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Seller, any director, officer, employee, agent, distributor, consultant, affiliate or other person acting on behalf of the Company or its Subsidiaries, has taken any action, either directly or indirectly, that would result in a violation of the Anti-Corruption Laws, including, without limitation, making, offering, authorizing or promising any payment, contribution, gift, entertainment, bribe, rebate, kickback or any other thing of value, regardless of form or amount, to any (i) foreign or domestic government official or employee, (ii) employee of a foreign or domestic government-owned entity, (iii) foreign or domestic political party, political official or candidate for political office, or (iv) any officer or employee of a public international organization, to obtain a competitive advantage, to receive favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured.

(c)The Company and its Subsidiaries have, for the past five years, (i) made and kept, and currently make and keep, books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; and (ii) maintained, and currently maintain, a system of internal accounting controls sufficient to provide reasonable assurances that (1) transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorization, (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally acceptable accounting principles or any other applicable criteria and to maintain accountability for assets, and (3) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Seller, any director, officer, employee, agent, distributor, consultant, affiliate or other person acting on behalf of the Company or its Subsidiaries, is, or in the past five years has been, under administrative, civil or criminal indictment, information, suspension, debarment or audit (other than a routine contract audit) or, to the Knowledge of the Seller, investigation, by any party, in connection with alleged or possible violations of the Anti-Corruption Laws.

(e)Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Seller, any director, officer, employee, agent, distributor, consultant, affiliate or other person acting on behalf of the Company or its Subsidiaries, has within the past five years received notice from, or made a voluntary disclosure to, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.K. Serious Fraud Office or any other Governmental Authority regarding alleged or possible violations of the Anti-Corruption Laws.

(f)The Company and its Subsidiaries and their respective directors, officers, employees and agents have been in full compliance with (i) the Proceeds of Crime Act 2001, (ii) the Money Laundering Regulations 2017, and (iii) any other applicable law of any relevant jurisdiction in which the Company or any of its Subsidiaries operate having the force of law and relating to anti-money laundering (collectively, the “Anti-Money Laundering Laws”).

Section 3.12Employee Benefit Plans.

(a)Schedule 3.12 (a) of the Disclosure Schedules sets forth a true and complete list of:

(i)all share option plans, long-term incentive plans and any other plan or arrangement for the acquisition of, or of an interest in, Shares or shares in any of the Subsidiaries (including any scheme or arrangement for the acquisition of cash or other assets or an interest in other assets linked to the value of any such shares), whether approved by HMRC under ITEPA or unapproved, which have been operated for all or any Workers or former Workers (the “Employee Share Plans”); and

(ii)details of all options or awards of any kind granted under any Employee Share Plan to any Worker or former Worker which are subsisting at the date of this agreement and have not been exercised or have not vested or lapsed (“Outstanding Awards”).

(b)The Employee Share Plans have at all times been operated in accordance with their governing rules or terms and all applicable laws.

(c)All documents or returns which are required to be filed with HMRC or any regulatory authority have been so filed and all tax clearances and approvals or other steps necessary to obtain favourable tax treatment for the Company or any of its Subsidiaries and/or the participants in the Employee Share Plans have been obtained and not withdrawn and no act or omission has occurred which has or could prejudice any such favourable tax treatment.

(d)No Worker or former Worker or any dependant thereof or any other participant in any Employee Share Plan has made any claim against the Company or any of its Subsidiaries in respect of any Employee Share Plan and no event has occurred which could or might give rise to any such claim.

(e)In the case of any restricted securities awarded to any Worker or former Worker under Chapter 2 of Part 7 of the ITEPA, joint elections for the full disapplication of Chapter 2 of Part 7 of ITEPA have been validly entered into within the appropriate time limits and neither the Company nor any of its Subsidiaries will be liable for PAYE or Employee’s NICs or Employer’s NICs in respect of any such award.

(f)Details of any valuations of securities which have been prepared for the purposes of any of the Employee Share Plans and any agreement or rejection of any such valuation with HMRC are set out in Schedule 3.12(f) of the Disclosure Schedules.

(g)Any Worker or former Worker who has been granted an option or award under any Employee Share Plan has entered into a joint election to bear the liability for any Employer’s NICs which may be due in connection with such option or award and all such joint lections have been validly entered into within the appropriate time limits.

(h)All liabilities of the Company or any of its Subsidiaries to account for PAYE, Employee’s NICs and Employer’s NICs in connection with any benefit provided under any Employee Share Plan (i) in relation to any option or award which has at the date of this Agreement been exercised or has vested or lapsed, have been met in full, and (ii) in relation to any Outstanding Award, are to be met in full by the relevant Worker or former Worker (or some other person) pursuant to contractually enforceable arrangements.

(i)Where statutory corporation tax relief is available under Part 12 of the Corporation Tax Act 2009 in respect of any option or award of a type available under any of the Employee Share Plans, the Company or any of its Subsidiaries meets the requirements for such a corporation tax deduction (or would do so but for the effects of Closing) in respect of all relevant options or awards made under the Employee Share Plans.

Section 3.13Labor and Employment Matters.

(a)Schedule 3.13(a) of the Seller Disclosure Schedules sets forth a true, accurate and complete list of (i) the Workers, (ii) in the case of the Workers which are employees, the name, position, department, date of birth, current base compensation payable, bonus opportunity, pension entitlement, holiday entitlement, date of hire, employment status, notice period, details of any secondment, for each such individual, (iii) in the case of the Workers who are consultants, the consulting rate payable to such individual, and (iv) all benefits actually provided or which the Company or any of its Subsidiaries is bound to provide (whether now or in the future) to each Worker including details of participation in all profit sharing, incentive, bonus, commission, share option, medical, permanent health insurance, directors’ and officers’ insurance, travel, car, redundancy and other benefit schemes, arrangements and understandings (the “Schemes”) operated for all or any Workers or former Workers of the Company or any of its Subsidiaries or their dependants whether legally binding on the Company or any of its Subsidiaries or not. Except as set forth on Schedule 3.13(a) of the Seller Disclosure Schedules, no Worker is currently on maternity, paternity or adoption leave or absent on any other leave of absence other than normal holidays or an absence of no more than one week due to illness.

(b)The Schemes have at all times been operated in accordance with their governing rules or terms and all applicable laws and all documents which are required to be filed with any regulatory authority have been so filed and all tax clearances and approvals necessary to obtain favourable tax treatment for the Company and its Subsidiaries and/or the participants in the Schemes have been obtained and not withdrawn and no act or omission has occurred which has or could prejudice any such tax clearance and/or approval.

(c)No past or present Worker or any dependant thereof or any other participant in any Scheme has made any claim against the Company or any of its Subsidiaries in respect of any Scheme and no event has occurred which could or might give rise to any such claim.

(d)Details of any employee benefit trust in which any Worker or former Worker falls within the class of beneficiaries are provided in Schedule 3.13(d) of the Disclosure Schedules (the “EBT(s)”). The EBT(s) have at all times been operated in accordance with their governing trust deeds, rules or terms and all applicable laws. No EBT has made any distribution to a trust for the benefit of an individual Worker or former Worker and their family. Any liability to capital gains tax which has arisen in the EBT(s) since the date of their establishment has been properly accounted for to the relevant tax authorities.

(e)The Seller has provided the Buyer with copies of all the standard terms and conditions, staff handbooks and policies which apply to Workers and identifies which terms and conditions apply to each Worker.

(f)The terms of employment or engagement of all Workers are such that their employment or engagement may be terminated by not more than three months’ notice given at any time without liability for any payment, including by way of compensation or damages (except for unfair dismissal or a statutory redundancy payment).

(g)Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries have made, announced or proposed any changes to the emoluments or benefits of or any bonus to any Worker and neither the Company nor any of its Subsidiaries are under any express or implied obligation to make any such changes with or without retrospective operation.

(h)There are no amounts owing or agreed to be loaned or advanced by the Company or any of its Subsidiaries to any Worker (other than amounts representing remuneration accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of expenses). All salaries, wages, fees and other benefits of all Workers have, to the extent due, been paid or discharged in full together with all related payments to third party benefit providers and relevant authorities.

(i)No Worker has given or received notice to terminate his employment or engagement, and no Worker is subject to a current disciplinary warning or other disciplinary, performance or grievance procedure. There are no outstanding offers of employment or engagement by the Company or any of its Subsidiaries and no person has accepted such an offer but not yet taken up the position accepted.

(j)No past or present Worker (or any worker  of a predecessor in business) has any claim or right of action against any the Company or any of its Subsidiaries, including (but not limited to) any claim (i) in respect of any accident or injury which is not fully covered by insurance, (ii) for breach of any contract of services or for services, or (iii) arising out of or connected with his office or employment or the termination of his office or employment, and no event or inaction has occurred which could or might give rise to any such claim.

(k)No discrimination or equal pay questionnaire has been served on the Company or any of its Subsidiaries by a Worker which remains unanswered in full or in part, and there are no enquiries or investigations existing, pending or threatened affecting any the Company or any of its Subsidiaries in relation to any Worker by the Equality and Human Rights Commission or any other bodies with similar functions or powers in relation to workers.  There are no terms or conditions under which any Worker is employed or engaged, nor has anything occurred or not occurred prior to the Closing that may give rise to any claim for discrimination, harassment or equal pay either under United Kingdom, European or other applicable law whether by such Worker or a prospective Worker or otherwise.

(l)Neither the Company nor any of its Subsidiaries is party to, bound by or proposing to introduce in respect of any Workers any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

(m)Every Worker who requires permission to work in the United Kingdom (or in any other jurisdiction in which the Company or any of its Subsidiaries operates) has current and appropriate permission to work in the United Kingdom (or such other applicable jurisdiction).

(n)In the last five years, neither the Company nor any of its Subsidiaries has been party to a relevant transfer (as such term is defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006) nor has the Company or any of its Subsidiaries made or proposed any changes to the terms and conditions of employment of any Worker in connection with a relevant transfer. Neither the Company nor any of its Subsidiaries has an organised grouping of employees that has as its principal purpose the carrying out of the services under any Material Contract. The Company and each of its Subsidiaries have managed their respective resources in such a way that the Transfer of Undertakings (Protection of Employment) Regulations 2006 does not apply to any change in the identity of the supplier of the services under any Material Contract.

(o)Neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement for the management or operation of its business or any part thereof other than with its Workers. Other than the Workers, there are no other persons employed or engaged in the business of the Company or its Subsidiaries or any part thereof.

(p)Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining Contract that pertains to employees of the Company or any of its Subsidiaries.  There are no, and during the past five years have been no, organizing activities or collective bargaining arrangements that could affect the Company or any of its Subsidiaries pending or under discussion with any labor organization, trade union or group of employees of the Company or any of its Subsidiaries.  There is no, and during the past five years there has been no, trade dispute (as defined in section 218 of the Trade Union and Labour Relations (Consolidation) Act 1992), labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the Knowledge of the Seller, threatened against or affecting the Company or any of its Subsidiaries, nor is there any basis for any of the foregoing.  Neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract.  There are no pending or, to the Knowledge of the

Seller, threatened union grievances or union representation questions involving employees of the Company or any of its Subsidiaries.

(q)The Company is and during the past five years has been in compliance in all material respects with all applicable Laws (including, but not limited to, the relevant provisions of the Treaty of Rome and any EC Directives), codes of conduct (including, but not limited to, the British Parking Association Approved Operator Scheme Code of Practice), collective agreements, terms and conditions of employment, orders, declarations and awards relevant to the Workers or respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors.  The Company is not engaged in any unfair labor practice under any applicable Laws.  No unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Seller, threatened with respect to the Company or any of its Subsidiaries before any Governmental Authority.

(r)The Company and each of its Subsidiaries have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any of its Subsidiaries and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor.  The Company and each of its Subsidiaries have paid in full to all their respective employees or adequately accrued in accordance with UK GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

(s)Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.  None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past five years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Seller, no such investigation is in progress.

(t)There has not been, and the Seller does not anticipate or have any reason to believe that there will be, any adverse change in relations with employees as a result of the announcement of the transactions contemplated by this Agreement.  To the Knowledge of the Seller, no current Worker intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby. There are no terms and conditions in any contract with any Worker pursuant to which such person will be entitled to receive any payment or benefit or such person’s rights will change as a direct consequence of the transaction contemplated by this agreement.

(u)The Company and each of its Subsidiaries have complied with their obligations to inform and consult with trade unions and other representatives of workers and to send notices to the Secretary of State pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, Trade Union and Labour Relations (Consolidation) Act 1992,

the Transnational Information and Consultation Regulations 1999 and the Information and Consultation of Employees Regulations 2004 or to an equivalent official in any other jurisdiction in which the Company or its Subsidiaries operate.

(v)The Company and each of the Subsidiaries have maintained adequate and suitable records regarding the service of its Workers and, in particular, has maintained all records required under the Working Time Regulations 1998. No subject access requests made to the Company or any of its Subsidiaries are outstanding and the Company and each of its Subsidiaries have complied with the provisions of the Data Protection Act 1998 in respect of all personal data held or processed by them relating to their Workers.

Section 3.14Pensions.

(a)The Pension Scheme is the only arrangement under which the Company or any of the Subsidiaries has or may have any obligation (whether or not legally binding) to provide or contribute towards pension, lump sum, death or ill-health benefits (together, “Retirement Benefits”) in respect of its past or present Workers (“Pensionable Workers”) and no proposal or announcement has been made to any Worker of the Company or any of its Subsidiaries about the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump sum, death or ill health benefit. Neither the Company nor any of its Subsidiaries has had an obligation to provide such benefits under any other arrangement in the past.

(b)All material details of the Pension Scheme required to permit the Buyer to form a true and fair view of the Pension Scheme, the benefits (including contingent benefits) provided, or to be provided under it and the Company’s and Subsidiaries’ obligations in relation to it have been disclosed to the Buyer, including, (i) copies of all documentation governing the Pension Scheme and of any announcements, explanatory booklets and accounts relating to it, (ii) a list of all Pensionable Workers who are members of the Pension Scheme with all details relevant to their membership and necessary to establish their entitlements under the Pension Scheme, and (iii) a copy of the most recent actuarial valuation of the Pension Scheme and a copy of all subsequent actuarial advice.

(c)All contributions, insurance premiums, Tax and expenses due to and in respect of the Pension Scheme have been duly paid. All cash lump sum benefits (except a refund of contributions) payable under the Pension Scheme on the death of a member of the Pension Scheme are fully insured, and each member has been covered by that insurance company at its usual rates and on its usual terms for persons in good health.

(d)No contribution notice or financial support direction under the Pensions Act 2004 has been issued to the Company, the Subsidiaries, or to any other person in respect of the Pension Scheme and there is no fact or circumstance likely to give rise to any such notice or direction.

(e)The Pension Scheme is a registered pension scheme as defined in Section 150(2) Finance Act 2004.

(f)The Pension Scheme is a contracted-out scheme within the meaning of the Pension Schemes Act 1993, and there is in force a contracting-out certificate covering the Company and the Subsidiaries and there is no reason why the certificate might be cancelled.

(g)The Pension Scheme complies with and has been administered in accordance with, all applicable legal and administrative requirements, and the requirements of any competent government body or regulatory authority and the trusts, powers and provisions of the Pension Scheme, and the Company, the Subsidiaries and the trustees of the Pension Scheme have complied in all material respects with their obligations under and in respect of the Pension Scheme.

(h)The Company and the Subsidiaries have facilitated access for its Pensionable Workers who are not members of the Pension Scheme to a designated stakeholder scheme to the extent required by Section 3 of the Welfare Reform and Pensions Act 1999.

(i)No claims or complaints (including, without limitation, contact with the Pensions Regulator, the Pensions Advisory Service or the Pension Ombudsman or an application under the Pension Scheme’s internal dispute procedure) have been made in relation to the Pension Scheme or in respect of the provision of (or failure to provide) pension, lump sum, death or ill-health benefits by the Company or any of the Subsidiaries in relation to any of the Pensionable Workers (and, to the Knowledge of the Seller, no such complaints are pending or threatened, and there are no matters existing which might give rise to such a claim).

(j)To the Knowledge of the Seller, no acts, omissions or other events have been reported to the Pensions Regulator under sections 69 or 70 of the Pensions Act 2004 and there is no fact or circumstance likely to give rise to such reports.

(k)The defined contribution section of the Pension Scheme provides only money purchase benefits, as defined in section 181 of the Pension Schemes Act 1993.  No assurance, promise or guarantee has been made or given to Pensionable Worker of a particular level or amount of benefit to be provided for or in respect of him under the Pension Scheme on death, retirement or leaving service.

(l)Full details of any Pensionable Workers who have transferred to the Company from a previous employer under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006, and full details of the pension benefits they were accruing prior to the transfer have been disclosed to the Buyer.

(m)Full details of any ongoing indemnities given by the Company or the Subsidiaries to any companies which have ceased to employ active members of the Pension Scheme in the past have been disclosed to the Buyer.

(n)The Retirement Benefits currently provided by the Company and Subsidiaries for Pensionable Workers are provided under the Pension Schemes.  These arrangements are tax registered for the purposes of section 50(2) of the Finance Act 2004, and the Company’s and Subsidiaries’ only liability under these arrangements is to pay contributions at an agreed level which has been disclosed to the Buyer.  Neither the Company nor any of the Subsidiaries will have any ongoing liability in relation to these arrangements from the Closing.

(o)No Worker is entitled to a pension or pension-related payment on redundancy as a result of a previous transfer subject to the Transfer of Undertakings (Protection of Employment) Regulations 2006 or otherwise.

(p)The Company and each of its Subsidiaries have been and are in compliance with their respective obligations under the Pensions Act 2008 (including, but not limited to, any obligations in relation to auto-enrolment).

Section 3.15Title to, Sufficiency and Condition of Assets.

(a)The Company and its Subsidiaries have good and valid title to or a valid leasehold interest in all of their assets, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the Balance Sheet Date, except those sold or otherwise disposed of on arm’s length terms since the Balance Sheet Date in the ordinary course of business consistent with past practice.  The assets owned or leased by the Company and its Subsidiaries constitute all of the assets necessary for the Company and its Subsidiaries to carry on their respective businesses as currently conducted.  None of the assets owned or leased by the Company or any of its Subsidiaries is subject to any Encumbrance, other than any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted (collectively, “Permitted Encumbrances”).

(b)All tangible assets owned or leased by the Company or its Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

This Section 3.15 does not relate to real property or interests in real property, such items being the subject of Section 3.16, or to Intellectual Property, such items being the subject of Section 3.17.

Section 3.16Real Property.

(a)Schedule 3.16(a) of the Disclosure Schedules sets forth a true and complete list of all Owned Real Property and all Leased Real Property.  Each of the Company and its Subsidiaries has (i) good and marketable title in fee simple to all Owned Real Property and (ii) good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances.  The Company or its Subsidiaries is in possession of the whole of each Owned Real Property and Leased Real Property and no other person is in or actually or conditionally entitled to possession or occupation of any of the Owned Real Properties or Leased Real Properties. No parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated, re-zoned or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Knowledge of the Seller, has any such condemnation, expropriation or taking been proposed.  All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company, any of its Subsidiaries or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or any other party thereto.  All leases of Leased Real Property shall remain valid and binding in accordance with their terms following the Closing.

(b)All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company, any of its Subsidiaries or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or any other party thereto.  All leases of Leased Real Property shall remain valid and binding in accordance with their terms following the Closing. In relation to each lease of Leased Real Property (i) the lease is a head lease, (ii) there are no rent reviews outstanding or exercisable by the landlord from a date prior to the Closing Date, and (iii) any consents required under the relevant lease or in respect of its grant have been obtained.

(c)There are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Real Property or Leased Real Property by the Company or any of its Subsidiaries for the current or contemplated use of such real property. The relevant Company or Subsidiary has duly performed, observed and complied with all covenants, restrictions, real burdens, servitude conditions, exceptions, reservations, conditions, agreements, statutory and common law requirements, by-laws, orders, building regulations and other stipulations and regulations affecting the Owned Real Properties and Leased Real Properties in all material respects.  There are no material latent defects or material adverse physical conditions affecting the Owned Real Property or Leased Real Property.  All plants, warehouses, distribution centers, structures and other buildings on the Owned Real Property or Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted. All sums due in respect of rates, tax or other outgoings in respect of any of the Owned Real Properties and Leased Real Properties have been paid up to date.

(d)In relation to each of the Owned Real Properties and Leased Real Properties, there are no restrictions (whether in the leases, titles or any superior title of the Property) which would prevent or require consent for the sale of the Shares.

(e)Each of the Owned Real Properties and Leased Real Properties is used for the purpose which is permitted under applicable planning legislation and all necessary permissions and consents in respect of the use and / or any development which has been carried out in, on under or at each of the Owned Real Properties and Leased Real Properties has been obtained and complied with.

Section 3.17Intellectual Property.

(a)Schedule 3.17 of the Disclosure Schedules sets forth a true and complete list of all registered and material unregistered Marks, Patents, registered Copyrights, a non-confidential description of material Trade Secrets, domain names, URLs, or social media identifiers, including any pending applications (including intent-to-use applications) to register any of the foregoing, owned (in whole or in part) by or exclusively licensed to the Company or any of its Subsidiaries, identifying for each whether it is owned by or exclusively licensed to the Company or the relevant Subsidiary, and any other Intellectual Property that is material to the business of the Company or any of its Subsidiaries.

(b)No registered or issued Intellectual Property listed on Schedule 3.17 of the Disclosure Schedules (“Company Registered IP”) has been or is now involved in any opposition, cancellation derivation, interference, reissue, reexamination or other post-grant proceeding and, to the Knowledge of the Seller, no such proceeding is or has been threatened with respect to any of such Company Registered IP.

(c)The Company or its Subsidiaries exclusively own, free and clear of any and all Encumbrances, all Intellectual Property identified on Schedule 3.17 of the Disclosure Schedules and all other Intellectual Property and all other Intellectual Property purportedly owned by the Company or any of its Subsidiaries, including all Intellectual Property developed by or for the Company or any of its Subsidiaries by any of their respective current or former employees, contractors or consultants.  Neither the Company nor any of its Subsidiaries has received any notice or claim challenging the Company’s ownership of any of the Intellectual Property owned (in whole or in part) by the Company or any of its Subsidiaries, nor to the Knowledge of the Seller is there a reasonable basis for any claim that the Company does not so own any of such Intellectual Property.

(d)Each of the Company and its Subsidiaries has taken all reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and at all times has maintained the confidentiality of all information that constitutes or constituted a Trade Secret of the Company or any of its Subsidiaries, as well as maintained the confidentiality of all Trade Secrets of third Persons.  All current and former employees, consultants and contractors of the Company or any of its Subsidiaries have executed and delivered proprietary information, confidentiality and assignment of Intellectual Property agreements substantially in the Company’s standard forms.

(e)All Company Registered IP is valid and subsisting and, to the Knowledge of the Seller, enforceable, and neither the Company nor any of its Subsidiaries has received any notice or claim challenging the validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP or Trade Secrets.  Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications).

(f)The use, possession, exploitation, development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company or any of its Subsidiaries, and all of the other activities or operations of the Company or any of its Subsidiaries, have not infringed upon, misappropriated or violated, and do not infringe upon, misappropriate or violate, any Intellectual Property of any third Person, and neither the Company nor any of its Subsidiaries has received any notice or claim asserting or suggesting that any such infringement, misappropriation or violation is or may be occurring or has or may have occurred, nor to the Knowledge of the Seller, is there a reasonable basis therefor.  Neither the Company nor any of its Subsidiaries has received any unsolicited written request or invitation to take a license under any Patents owned by a third party.  No Intellectual Property owned by or licensed to the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree, stipulation or other Action restricting the use or licensing thereof by the Company or its Subsidiaries. To the Knowledge of the Seller, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries in a material manner.

(g)Neither the Company nor any of its Subsidiaries has (i) transferred ownership in the prior two years of any Intellectual Property that was material to its business at the time of transfer or (ii) granted any exclusive license with respect to any material Intellectual Property.  Upon the consummation of the Closing, the Buyer (through its ownership of the Company) shall succeed to all of the material Intellectual Property rights necessary for the conduct of the Company’s and its Subsidiaries’ businesses as they are currently and proposed to be conducted and all of such rights shall be exercisable by the Company and its Subsidiaries to the same extent as by the Company and its Subsidiaries prior to the Closing.  No loss or expiration of any of the material Intellectual Property used by the Company or any of its Subsidiaries in the conduct of its business is pending or, to the Knowledge of the Seller, threatened.

(h)The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby, will not give rise to any right of any third Person to terminate, re-price or otherwise modify any of the Company’s or any of its Subsidiaries’ rights or obligations under any agreement under which any right or license of or under Intellectual Property is granted to or by the Company or any of its Subsidiaries.

(i)No Governmental Authority, university or educational institution has sponsored research and development in connection with the business of the Company or any of its Subsidiaries as currently conducted under an agreement or arrangement that would provide such Governmental Authority, university or educational institution with any claim of ownership to any Intellectual Property owned by the Company or its Subsidiaries that is necessary for or material to the conduct of the business of the Company or any of its Subsidiaries.

(j)Except as set forth on Schedule 3.17(j) of the Disclosure Schedules, no open source Software or other subject matter that is distributed under an open source license requiring that any proprietary Intellectual Property of the Company or its Subsidiaries, in particular Software in the form of source code, belonging to the Company or its Subsidiaries, be disclosed, licensed or distributed to others, such as (by way of example only) the GNU General Public License or other ‘copyleft’ licenses is or has been incorporated into any Intellectual Property owned by the Company or its Subsidiaries.  The Company and each Subsidiary are and have been in compliance with all applicable licenses with respect to any Software of any third Person that constitutes open source Software, and neither the Company nor its Subsidiaries have received any requests from any Person for disclosure of Software owned by the Company or its Subsidiaries.

Section 3.18Taxes.

(a)Each Group Company has timely and properly filed (taking into account valid extensions of time to file) all Tax Returns required to have been filed by or on behalf of it, and such Tax Returns are true, correct and complete.  The Company has delivered or made available to Buyer true, correct and complete copies of all income Tax Returns and other material Tax Returns filed by or on behalf of any Group Company. All transactions in respect of which any clearance, ruling, or consent was required or obtained from any Governmental Authority have been entered into by relevant Group Company only after such clearance, ruling or consent has been properly obtained. Any application for such clearance, ruling, or consent has been made on the basis of full and accurate disclosure of all the relevant material facts and considerations, and all such transactions have been carried into effect only in accordance with the terms of the relevant clearance, ruling, or consent.

(b)Each Group Company has timely paid all Taxes required to have been paid by it that have become due (whether or not such Taxes were shown or reportable on any Tax Return).

(c)The unpaid Taxes of the Group Companies accrued as of the Balance Sheet Date do not exceed the accruals for current Taxes set forth on the Balance Sheet included in the Interim Financial Statements, and no unpaid Taxes of a Group Company has been incurred since the Balance Sheet Date other than in the ordinary course of business of such Group Company consistent with amounts previously paid with respect to such Taxes for similar periods in prior years, adjusted for changes in ordinary course operating results.

(d)No Group Company has waived any statute of limitations in respect of Taxes, or is currently the beneficiary of any extension of time within which to file a Tax Return. No power of attorney has been executed by or on behalf of a Group Company with respect to Taxes that is currently in force.

(e)There are no Encumbrances for Taxes upon the assets of a Group Company, other than Encumbrances described in clause (i) of the definition of Permitted Encumbrances.

(f)No claim has been made by any Governmental Authority to the effect that a Group Company  did not file a Tax Return that it was required to file or pay a type of Tax that it was required to pay.

(g)No Group Company  is or has been a party to or the subject of any Actions relating to Taxes (“Tax Actions”), or has any Knowledge of any proposed or threatened Tax Action, and there are no matters under discussion with any Governmental Authority with respect to the liability of a Group Company  with respect to Taxes.  All deficiencies asserted or assessments made or proposed against a Group Company with respect to Taxes have been paid in full and no rationale underlying a claim for Taxes has been asserted previously by any Governmental Authority that reasonably could be expected to be asserted in any other period.  No Tax rulings have been applied for or received by a Group Company .

(h)No Group Company is a party to or bound by (i) any Tax indemnity, Tax sharing, Tax allocation or similar agreement, (ii) any other express or implied agreement under which it could have liability for any other Person’s Taxes, or (iii) any closing agreement, gain recognition agreement, offer in compromise or any other agreement with any Governmental Authority.

(i)No Group Company has ever been a member of an affiliated, combined, consolidated, unitary or other group for any Tax purposes (other than a group consisting only of Group Companies). No Group Company has any liability for Taxes of any other Person (including any predecessor) by operation of Law, Contract or otherwise.

(j)No Group Company has agreed to or will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or use of improper method of accounting for Tax purposes for any accounting period for Tax purposes which ended on or before the Closing Date; (ii) prepaid amount or deferred revenue received or on or prior to the Closing Date, (iii) election made prior to the Closing; or (iv) installment sale or open transaction made, or any other transaction or event that occurred, on or prior to the Closing Date.

(k)No Group Company (i) is or was subject to Tax or required to file a Tax Return in a jurisdiction outside of the jurisdiction in which it is organized, (ii) currently has or has ever had a permanent establishment (as defined in any applicable tax treaty) or other fixed place of business in a country other than the country in which it is organized, or (iii) is currently or has been a party to or the beneficiary of any Tax exemption, Tax holiday or other Tax reduction Contract or order.

(l)None of the shares of any Group Company have ever been held, directly or indirectly, by a person who is a resident of, citizen of, organized in, or incorporated in the United States (as determined for Tax purposes).  No Group Company has made an entity classification election for United States tax purposes.

(m)Schedule 3.18(m) of the Disclosure Schedules contains details of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee (or anyone linked with such employee or former employee) of any Group Company by an employee benefit trust or another third party, falling within the provisions of Part 7A to the Income Tax (Earnings and Pensions) Act 2003 of the United Kingdom and details of any trust or arrangement capable of conferring such a benefit.

(n)No Group Company has entered into any concessions, agreements or arrangements with a Tax Authority.

(o)No Group Company is, or will become, liable to make to any person (including any Governmental Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person (other than another Group Company).

(p)No Tax Liability will arise on the part of any Group Company merely as a result of entering into or closing this Agreement.

(q)Each Group Company has been solely resident for Tax purposes in the jurisdiction in which it is incorporated.

(r)No Group Company has a permanent (or, in the case of VAT, a business) establishment in any jurisdiction in which it is not incorporated.

(s)All material transactions or arrangements made by any Group Company have been made on arm’s length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented. No notice, enquiry or adjustment has been made by any Governmental Authority in connection with any such transactions or arrangements.

(t)No Group Company has been a party to, nor has otherwise been involved in, any transaction, scheme or arrangement designed wholly or mainly or containing steps or stages having no commercial purpose and designed wholly or mainly for the purpose of avoiding or deferring Tax or reducing a liability to Tax or amounts to be accounted for under in respect of earnings.

(u)Each Group Company is a taxable person and is each registered for the purposes of value added tax solely in the jurisdiction in which it is incorporated with quarterly prescribed accounting periods. No Group Company is or has been a member of a group of companies for the purposes of value added tax. All supplies made by each Group Company are taxable supplies for the purposes of value added tax and no Group Company has been, or will be, denied full credit for all input tax paid or suffered by it.

(v)Any document that may be necessary or desirable in proving the title of any Group Company to any asset which is owned by it at the date of this agreement, is duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

(w)Neither entering into this agreement nor Closing will result in the withdrawal of a Relief granted on or before Closing which will affect any Group Company.

(x)The current taxable year accounting period for the purposes of corporate income Taxes of each Group Company began on January 1, 2018, and the immediately preceding tax year accounting period of each Group Company ended on December 31, 2017.

Section 3.19Environmental Matters.

(a)Each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws.  None of the Company, any of its Subsidiaries or any of its or their executive officers has received during the past five years, nor is there any basis for, any notice, request for information, communication or complaint from a Governmental Authority or other Person alleging that the Company or any of its Subsidiaries has any liability under any Environmental Law or is not in compliance with any Environmental Law.

(b)There has not been and there is not present in, on, at or under the Owned Real Properties or Leased Real Properties and there is and has been no deposit, disposal, spillage, leakage, emission, migration, escape, entry, discharge or other release onto or from the Owned Real Properties or Leased Real Properties or caused by the activities of the Company and/or any of its Subsidiaries or caused or knowingly permitted by the Company and/or any of its Subsidiaries of any Hazardous Substances and no Owned Real Properties or Leased Real Properties is referred to in any register of contaminated land kept pursuant to any Environmental Law, and there are no circumstances which may reasonably be expected to lead to any material obligation or liability in relation to such matters. No underground improvement, including any treatment or storage tank or water, gas or oil well, is or has been located on any property described in the foregoing sentence.  Neither the Company nor any of its Subsidiaries is actually, contingently, potentially or allegedly liable for any deposit, disposal, spillage, leakage, emission, migration, escape, entry, discharge or other release of, threatened deposit, disposal, spillage, leakage, emission, migration, escape, entry, discharge or other release of or contamination by Hazardous Substances or otherwise under any Environmental Law.

(c)There is no pending or, to the Knowledge of the Seller, threatened investigation by any Governmental Authority, nor any pending or, to the Knowledge of the Seller, threatened Action with respect to the Company or any of its Subsidiaries relating to Hazardous Substances or otherwise under any Environmental Law.

(d)Each of the Company and its Subsidiaries holds all Environmental Permits, and is and has been in compliance therewith.  Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal.

(e)No material expenditure or works are, to the Knowledge of the Seller, required and no processes or reporting or monitoring systems need to be changed in order for the Company or any of its Subsidiaries or any Owned Real Property or Leased Real Property or plant, machinery or other equipment at any Owned Real Property or Leased Real Property to comply with Environmental Law.

(f)The Company and its Subsidiaries have provided to the Buyer all permits, audits and other reports and any correspondence with any Governmental Authority or other third party pertaining to compliance with Environmental Law and all “Phase I,” “Phase II” or other environmental reports in their possession, or to which they have reasonable access, addressing every location ever owned, operated or leased by the Company or any of its Subsidiaries or at which the Company or any of its Subsidiaries actually, potentially or allegedly may have liability under any Environmental Law.

(g)Neither the Company nor any of its Subsidiaries has: (A) any liability relating to Environmental Matters arising in connection with any former subsidiary or subsidiary undertaking, former business or other historic operations or any property previously owned, occupied or used; (B) any obligation or other liability in relation to any transfer to any person, disposal, release or presence in the Environment or storage of any Hazardous Substances; or (C)

any obligation or other liability to any person in relation to the use, handling, emission, exposure or other presence of any asbestos or asbestos-containing materials or other Hazardous Substances in any substance, product, plant, equipment, building or otherwise arising from the activities of the Company or its Subsidiaries.

(h)Neither the Company nor any of its Subsidiaries is subject to any contractual liabilities or obligations (whether contingent or currently enforceable), including in respect of any sale or disposal or grant of any right or interest in relation to any shares, land or other asset, to meet costs or carry out works associated with Environmental Matters.

(i)For purposes of this Agreement:

(i)“Environment” means any and all living organisms (including man), ecosystems, property and the media of air (including air in buildings, natural or man-made structures, improvements, soils or subsurface strata, surface below or above ground), water and land;

(ii)“Environmental Laws” means all Laws (including any international, EU, national, federal, state or local statutes, by-laws, orders, regulations, subordinate legislation, civil or common law, ordinances, decrees, regulatory codes of practice, circulars, guidance notes, agreements with regulators or industry bodies and equivalent controls) in relation to Environmental Matters concerning the Company and/or its Subsidiaries, the activities of the Company and/or its Subsidiaries and/or the Owned Real Property or Leased Real Property.

(iii)“Environmental Matters” means all matters relating to the pollution or protection of the Environment or health and safety, including any: (A) contamination, (B) deposit, disposal, spillage, leakage, emission, migration, escape, entry, discharge or other release of, or exposure to, any Hazardous Substances, (C) noise, vibration, radiation, nuisance or other adverse impact on the Environment, (D) matters related to workplace or public safety, (E) environmental controls relating to producer responsibility, (F) energy efficiency and (G) other such matters arising out of the manufacturing, processing, assembly, incorporation, collection, treatment, recovery, recycling, keeping, handling, storage, transport, possession, supply, marketing, sale, purchase, import, export or any other use in respect of Hazardous Substances;

(iv)“Environmental Permits” means all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities required under any Environmental Law.

(v)“Hazardous Substances” means: (A) any natural or artificial substance (whether solid, liquid, gas, noise, ion, vapour, electromagnetic or radiation, and whether alone or in combination with any other substance) which is capable of causing harm to or having a deleterious effect on the Environment; and (B) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law

Section 3.20Material Contracts.

(a)Except as set forth in Schedule 3.20(a) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to or is bound by any Contract of the following nature (such Contracts as are required to be set forth in Schedule 3.20(a) of the Disclosure Schedules being “Material Contracts”):

(i)any broker, distributor, dealer, manufacturer’s representative, franchise, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Contract, other than those Contracts set forth in Schedule 3.25(a);

(ii)any Contract relating to or evidencing Indebtedness;

(iii)any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements;

(iv)any Contract with any Related Party of the Company or any of its Subsidiaries;

(v)any employment or consulting Contract, other than Contracts for employment covered in clause (iv), that involves an aggregate future or potential liability in excess of $20,000;

(vi)any Contract that limits, or purports to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company and its Subsidiaries to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(vii)any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(viii)any Contract pursuant to which the Company or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company or a Subsidiary thereof), (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $20,000;

(ix)any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $10,000;

(x)any Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor Person;

(xi)any Contract containing confidentiality clauses;

(xii)(A) any Contract under which the Company receives a license of any Intellectual Property, including any agreement under which the Company receives access to software that is made available as a “software-as-a-service” or “cloud” offering or under which commercially available “off-the-shelf” Software is licensed to the Company in object code form for internal use only pursuant to the standard commercial terms, in each case, for aggregate fees of less than $50,000; (B) any Contract under which the Company grants to a third party any rights under or with respect to any Intellectual Property other than non-exclusive end user licenses granted to customers in the ordinary course of business based on the Company’s standard terms and conditions; or (C) any Contract that limits the Company’s rights to use or otherwise exploit, enforce or register Intellectual Property owned by the Company, including all covenants not to sue and co-existence agreements;

(xiii)any joint venture or partnership, merger, asset or share purchase or divestiture Contract relating to the Company or any of its Subsidiaries;

(xiv)any Contract with any labor union, works council or providing for benefits under any Scheme;

(xv)any hedging, futures, options or other derivative Contract;

(xvi)any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company or any of its Subsidiaries;

(xvii)any Contract relating to settlement of any administrative or judicial proceedings within the past five years;

(xviii)any Contract that results in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or any of their respective businesses; and

(xix)any other Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $20,000 on an annual basis or in excess of $10,000 over the current Contract term, (B) has a term greater than one year and cannot be cancelled by the Company or a Subsidiary of the Company without penalty or further payment and without more than 30 days’ notice or (C) is material to the business, operations, assets, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

(b)Each Material Contract and Government Contract is a legal, valid, binding and enforceable agreement and is in full force and effect and will continue to be in full force and effect on identical terms immediately following the Closing Date.  None of the Company or any of its Subsidiaries or, to the Knowledge of the Seller, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract or Government Contract, nor has the Company or any of its Subsidiaries received any claim of any such breach, violation or default.  To the Knowledge of the Seller, no event, condition or omission exists or has occurred which, individually or in the aggregate, with or without the giving of notice or the lapse of time or both, would constitute, or would reasonably be expected to result in, a material breach of or a material default under any Material Contract or Government Contract, nor has any supplier or customer during the past 12 months ceased or given notice in writing to the Company or any of its Subsidiaries indicating an intention to cease trading with or materially reduce its supplies or services to or from the Company or any of its Subsidiaries.  The Seller has delivered or made available to the Buyer true and complete copies of all Material Contracts, including any amendments thereto.

Section 3.21Affiliate Interests and Transactions.

(a)No Related Party of the Seller or the Company or any of its Subsidiaries:  (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or any of its Subsidiaries or their business; (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses or has used in or pertaining to the business of the Company or any of its Subsidiaries; (iii) has or has had any business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries or involving any assets or property of the Company or any of its Subsidiaries, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms; or (iv) is or has been employed by the Company or any of its Subsidiaries.  There are no Contracts by and between the Company or any of its Subsidiaries, on the one hand, and any Related Party of the Seller or the Company or any its Subsidiaries, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Company or any of its Subsidiaries (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).  Subsequent to the Closing, the Company and its Subsidiaries will own or have a valid license to all assets, properties and rights currently used in the conduct or operation of their business.

(b)There are no outstanding notes payable to, accounts receivable from or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of the Seller or the Company or any of its Subsidiaries.  Since the date of the Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Seller or the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.22Insurance.  Schedule 3.22 of the Disclosure Schedules sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Company or any of its Subsidiaries, together with the carriers and liability limits for each such policy.  All such policies are in full force and effect and no application therefor included a material misstatement or omission.  All premiums with respect thereto have been paid to the extent due.  The Seller has not received notice of, nor to the Knowledge of the Seller is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy.  No claim currently is pending under any such policy involving an amount in excess of $50,000, no carrier has issued a reservation of rights with regard to any claims disclosed, and no limits under any such policy have been exhausted or impaired. The Company and its Subsidiaries have reported to the applicable insurance carriers each event, circumstance, occurrence or state of facts that would reasonably be expected to give rise to a material and insurable claim under any of insurance policy set forth on Schedule 3.22 of the Disclosure Schedules.  Schedule 3.22 of the Disclosure Schedules identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder.  All material insurable risks in respect of the business and assets of the Company and its Subsidiaries are covered by such insurance policies. The types and amounts of coverage provided therein are usual and customary in the context of the business and operations in which the Company and its Subsidiaries are engaged, and to the Knowledge of the Seller such insurance policies are sufficient to comply with all applicable legal requirements and Contracts to which the Company or any of its Subsidiaries is a party or by which they may otherwise be bound.  The activities and operations of the Company and its Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.  The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cause a cancellation or reduction in the coverage of such policies.

Section 3.23Information Technology; Privacy and Security.

(a)The Company and each of its Subsidiaries at all times has complied and complies (and requires and monitors the compliance of applicable third parties) with all applicable U.S., state, foreign and multinational Laws (including EC Directive 95/46 and its implementations in the EU Member States, the Computer Fraud and Abuse Act (and all state and foreign Laws similar thereto) and the Children’s Online Privacy Protection Act) relating to privacy or data security, and reputable industry practice, standards, self-governing rules and policies and their own published, posted and internal agreements and policies (which are in conformance with reputable industry practice) (all of the foregoing collectively, “Privacy Laws”) with respect to:  (i) personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”), whether any of same is accessed or used by the Company or its Subsidiaries or any of their respective business partners; and (ii) data protection and privacy generally. No personal data has been lost, mislaid or stolen by or from the Company or any of its Subsidiaries. To the Knowledge of the Seller, there are no facts or circumstances that would reasonably be expected to give rise to a violation by the Company or its Subsidiaries of any Privacy Law.

(b)The Company and its Subsidiaries post all policies with respect to the matters set forth in Section 3.23(a) on their respective Websites in conformance with Privacy Laws.  Neither the Company nor any of its Subsidiaries uses, collects, or receives any Personal Information or sensitive non-personally identifiable information nor do any of them become aware of the identity or location of, or identify or locate, any particular Person as a result of any receipt of such Personal Information.

(c)To the Company’s Knowledge, Persons with which the Company or its Subsidiaries have contractual relationships have not breached any agreements or any Privacy Laws pertaining to Personal Information and to non-personally identifiable information to which such Persons have received access on behalf of the Company or any of its Subsidiaries.

(d)The Company and its Subsidiaries take all commercially reasonable steps to protect the operation, confidentiality, integrity and security of their respective Software, Systems and Websites and all information and transactions stored or contained therein or transmitted thereby (including all customer, employee and other confidential information) against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no breaches of same.  Without limiting the generality of the foregoing, each of the Company and its Subsidiaries has implemented a comprehensive security plan that (A) identifies internal and external risks to the security of the Company’s or its Subsidiaries’ confidential information and Personal Information and (B) implements, monitors and improves adequate and effective safeguards to control those risks.  The Company’s and its Subsidiaries’ Software and Systems (including the Systems operated by vendors or subcontractors on behalf of the Company or any of its Subsidiaries) (x) are adequate for the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted and contemplated to be conducted, and provide sufficient redundancy and speed to meet industry standards relating to high availability and (y) are, in all material respects, in good working order and condition and have been used and maintained in accordance with their documentation and manufacturer’s requirements and applicable insurance policies.  Neither the Company nor any of its Subsidiaries has experienced any material disruption to, or material interruption in, its Systems, or the services provided by the Company or its Subsidiaries through the use of the Systems.  The Company and its Subsidiaries have implemented commercially reasonable disaster recovery plans, including the regular back-up and prompt recovery of the data and information necessary to the conduct of the business of the Company and its Subsidiaries.

(e)Each of the Company and its Subsidiaries, and each of their respective businesses, products and services, is in compliance with and has at all times complied with all applicable requirements contained in the Payment Card Industry Data Security Standards (“PCI DSS”) relating to “cardholder data” (as such term is defined in the PCI DSS, as amended from time to time) with respect to all (if any) such cardholder data that has come into its possession.  Neither the Company nor any of its Subsidiaries has received notice that it is in non-compliance with any PCI DSS standards.  The Company has never experienced a security breach involving any such cardholder data.  No claims have been asserted or are threatened against the Company or any of its Subsidiaries by any Person alleging a violation of any of the foregoing and there have been no known incidents of breach of any of the foregoing by the Company or any of its Subsidiaries.

(f)In the 12 months prior to the date hereof neither the Company nor its Subsidiaries have suffered and, to the Knowledge of the Seller, no other person has suffered any failures or bugs in or breakdowns of any System used in connection with the business of the Company and its Subsidiaries which have caused any substantial disruption or interruption in or to its use and the Seller is not aware of any fact or matter which may so disrupt or interrupt or affect the use of such equipment following the acquisition by the Buyer of the Shares pursuant to this agreement on the same basis as it is presently used.

(g)All Systems, excluding software, used in the business of the Company and its Subsidiaries are owned and operated by and are under the control of the Company or its Subsidiaries and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of any the Company or its Subsidiaries. No action will be necessary to enable such systems to continue to be used in the business of the Company and its Subsidiaries to the same extent and in the same manner as they have been used prior to the date hereof.

(h)Each of the Company and its Subsidiaries is validly licensed to use the software used in its business and no action will be necessary to enable it to continue to use such software to the same extent and in the same manner as they have been used prior to the date hereof.

(i)The Systems used in connection with the business of the Company and its Subsidiaries are and will continue to be capable of receiving and processing data in accordance with the provisions of Council Regulation 1103/97 and any other regulation or relevant applicable legislation from time to time made pursuant to the Treaty of Rome (together, the “European Regulations”) and any market conversion that is attributable to the provisions of the European Regulations or their subject matter.

(j)The only Websites accessible by the Internet and used in connection with the business carried on by the Company or its Subsidiaries are at www.epcplc.com, www.contractum.eu and www.epchungary.hu.

(k)No Website that is used in connection with the business carried on by the Company or its Subsidiaries (the “Company Websites”):

(i)has had any issue that has adversely affected its availability, users or the ability of the Company or its Subsidiaries to carry on its business;

(ii)has been subject to, or used in connection with, any denial of service or other cyber attack; or

(iii)is hosted outside of the European Economic Area.

(l)Each Company Website is hosted using adequate server capacity, and is otherwise able, to deal with peak user volumes in a timely manner, and has terms of use currently available on it, which apply to all persons that have used such Company Website.

(m)All agreements and arrangements in connection with each Company Website, including in relation to its hosting, design, content, operation and maintenance, have been disclosed to the Buyer.

(n)Set out in Schedule 3.23(n) of the Disclosure Schedules is a complete and accurate list of domain names registered or used by the Company and its Subsidiaries (including details of registrars and registrants), each of which is freely transferable to the Buyer.

(o)Each of the Company and its Subsidiaries complies in full with, and has in place all necessary registrations, notifications and procedures to comply with, the Data Protection Act 1998, as applicable. In particular, the Company and its Subsidiaries have set up procedures to obtain all necessary consents and to ensure compliance with the fair processing code and with the information provision requirements of the Data Protection Act 1998; and have assessed the impact of the seventh data protection principle thereof in particular in relation to all processing contracts with third parties and the impact of the eighth data protection principle thereof (prohibition on transfers outside the European Economic Area).

Section 3.24Customers and Suppliers.

(a)Schedule 3.24(a) of the Disclosure Schedules sets forth a true and complete list of (i) the names and addresses of all clients (including all revenue-sharing partners) of the Company and its Subsidiaries (including the Seller and its Affiliates) with a billing for each such client of (or, in the case of revenue-sharing partners, that share revenues in excess of) $50,000 or more during the 12 months ended December 31, 2017 (“Major Customers”), (ii) the amount for which each such Major Customer was invoiced during such period and (iii) the percentage of the consolidated total sales of the Company and its Subsidiaries represented by sales to each such Major Customer during such period. The Seller has not received any notice or has any reason to believe that any of such Major Customers (including the Seller and its Affiliates) (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or its Subsidiaries or (B) has sought, or is seeking, to reduce the price it will pay for the services of the Company or its Subsidiaries or (C) is contemplating a change to its business or business practices that would result in a reduction to the price Company or its Subsidiaries receives for its products or services or the volume of transactions with Company or its Subsidiaries for such products and services. To the Knowledge of the Seller none of such Major Customers has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

(b)Schedule 3.24(b) of the Seller Disclosure Schedules sets forth a true and complete list of (i) the ten (10) largest suppliers of the Company and its Subsidiaries (including the Seller and its Affiliates) from which the Company or a Subsidiary ordered products or services during the 12 months ended January 31, 2018 and (ii) the amount for which each such supplier invoiced the Company or such Subsidiary during such period. The Seller has not received any notice or has any reason to believe that there has been any material adverse change in the price of such supplies or services provided by any such supplier (including the Seller and its Affiliates), or than any such supplier (including the Seller and its Affiliates) will not sell supplies or services to the Company and its Subsidiaries at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company and its Subsidiaries, subject to general and customary price increases.  No such supplier has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

Section 3.25Government Contracts.

(a)Schedule 3.25(a) of the Disclosure Schedules sets forth a list of all Government Contracts as of the date hereof.  Except as would not have a Material Adverse Effect, (i) the Company and its Subsidiaries have complied with all terms and conditions and other Legal Requirements relating to the Government Contract and (ii) all representations and certifications of the Company and its Subsidiaries set forth in or pertaining to the Government Contracts were current, complete and accurate as of their effective date.  No termination notice, cure notice or show-cause notice has been received or is otherwise in effect with respect to any Government Contract.  No payment due to the Company or any of its Subsidiaries under a Government Contract has been withheld or set off.

(b)Neither the Company, any of its Subsidiaries nor any of their respective officers, directors, employees or agents (i) is or has been the subject of any audit (other than in the ordinary course), investigation or indictment with respect to any alleged material irregularity, misstatement or omission arising under or relating to any Government Contract nor received any notice of any of the same; (ii) has conducted or initiated any internal investigation, or made any voluntary or mandatory disclosure to a Governmental Authority, or other prime contractor or higher-tier subcontractor with respect to any alleged or possible material irregularity, misstatement or omission arising under or relating to a Government Contract; (iii) is or has been suspended, debarred or, proposed for suspension or debarment from contracting with any Governmental Authority; or (iv) has been the subject of a finding of non-responsibility or ineligibility regarding contracting with any Governmental Authority.  There exists no Action or material outstanding claims or disputes against the Company or any of its Subsidiaries arising out of or relating to any of the Government Contracts.  Neither the Company nor any of its Subsidiaries has assigned or purported to assign any of the Government Contracts or proceeds therefrom.

Section 3.26Product Liability and Product Warranty.  Except as set forth in Schedule 3.26 of the Disclosure Schedules, none of the Company or its Subsidiaries has incurred any material liability, Loss or expense as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling, instructions or otherwise) with respect to any product designed, manufactured, sold, leased, licensed or delivered, or any service provided by any of the Company or its Subsidiaries, whether such liability, Loss or expense was incurred by reason of any express or implied warranty (including any warranty of merchantability or fitness), any doctrine of common law (tort, contract, or other), or otherwise.  No Governmental Authority has alleged in writing or orally that any product designed, manufactured, sold, leased, licensed or delivered by any of the Company or its Subsidiaries is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Authority.  No product designed, manufactured, sold, leased, licensed or delivered by any of the Company or its Subsidiaries has been recalled, and none of the Company or any of its Subsidiaries has been recalled, and none of the Company or any of its Subsidiaries has received any notice of recall (written or oral) of any such product from any Governmental Authority.

Section 3.27Investment in Consideration Shares.

(a)Accredited Investor.  The Seller is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.

(b)Evaluation of and Ability to Bear Risks.  The Seller has such knowledge and experience in financial affairs that the Seller is capable of evaluating the merits and risks of an investment in the Consideration Shares.  The Seller has not relied in connection with this investment upon any representations, warranties or agreements other than those set forth in this Agreement.  The Seller’s financial situation is such that the Seller can afford to bear the economic risk of holding the Consideration Shares for an indefinite period of time, and the Seller can afford to suffer the complete loss of the Seller’s investment in the Consideration Shares.

(c)Investment Purpose.  The Seller is acquiring the Consideration Shares pursuant to this Agreement for the Seller’s own account and not with a view to or for sale in connection with any distribution of all or any part of the Consideration Shares or the Seller’s interest in any of the Consideration Shares.  The Seller hereby agrees that the Seller will not, directly or indirectly, transfer, offer, sell, pledge, hypothecate or otherwise dispose of all or any part of the Consideration Shares or the Seller’s interest in any of the Consideration Shares (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of all or any part thereof) except in accordance with the terms of the Securityholders Agreement, as it may be amended from time to time, and in a manner that does not violate the registration or any other applicable provisions of the Securities Act (or any other applicable federal securities laws) or any applicable state securities laws.  The Seller understands that the Seller must bear the economic risk of an investment in the Consideration Shares for an indefinite period of time because, among other reasons, the offering and sale of the Consideration Shares have not been registered under the Securities Act, and therefore, the Consideration Shares cannot be sold unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  The Seller also understands that sales or transfers of the Consideration Shares are further restricted by the provisions of the Securityholders Agreement, as it may be amended from time to time, and applicable state securities laws.

(d)No Representations.  None of the Issuer, the Buyer, their respective Affiliates or any their respective Representatives has made any representations or warranties to the Seller, other than the representations of the Buyer and the Issuer set forth herein.

(e)Tax Considerations.  The Seller is not relying on the Buyer or the Issuer with respect to individual Tax considerations involved in an investment in the Consideration Shares.

(f)Stop Transfer Restrictions / Legends on Share Certificates.  The Seller understands that, in addition to any other restrictions or legends required by applicable state securities laws, the Consideration Shares shall include a stop transfer restriction on the Issuer’s books or, if any certificate or certificates representing the Consideration Shares are issued, a legend will be placed on any such certificate or certificates representing the Consideration Shares, in each case substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS BOOK-ENTRY POSITION OR CERTIFICATE, AS APPLICABLE, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THAT ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR GREENLIGHT HOLDING II CORPORATION (THE “COMPANY”) SHALL HAVE RECEIVED AN OPINION OF ITS COUNSEL (IF REQUIRED BY THE COMPANY) THAT REGISTRATION OF SUCH SECURITIES UNDER THAT ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.  THE SALE, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES IS ALSO SUBJECT TO COMPLIANCE WITH THE TERMS AND CONDITIONS OF THAT CERTAIN SECURITYHOLDERS AGREEMENT, DATED AS OF APRIL 6, 2018, AS SUPPLEMENTED, MODIFIED AND AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND THE SECURITYHOLDERS SIGNATORY THERETO, A COPY OF WHICH AGREEMENT IS AVAILABLE FOR INSPECTION DURING REGULAR BUSINESS HOURS AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

Section 3.28OFAC, U.S. Patriot Act Matters, Anti-Terrorism and Anti-Money Laundering Matters.

(a)The Seller represents, warrants and agrees that neither the Seller, nor any of the Seller’s Affiliates nor, if applicable, any of the Seller’s Related Persons: (A) is or will be, or is acting or will be acting on behalf of a person, named on the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, the Non-SDN Iran Sanctions Act List, the Part 561 List, the Sectoral Sanctions Identifications List, or the Non-SDN Palestinian Legislative Council List maintained by OFAC, Department of Treasury, and/or on any other similar list maintained by OFAC pursuant to the United States economic sanctions laws, executive orders and regulations administered by OFAC (the “OFAC Laws and Regulations”), or (B) is located, organized or resident in a country or territory that is subject to sanctions administered by OFAC and the dealing or engaging in business transactions with whom by a U.S. person will result in violation of OFAC Laws and Regulations.  As used in this Section 3.28(a), “Related Person” means, with respect to a Person, any interest holder, or other investor, director, senior officer, trustee, beneficiary or grantor of such Person or other Person who controls such Person; provided that as to any Person that is publicly held, the term shall only include such owners, investors and controlling persons whose holdings are required to be, and are, publicly reported.

(b)The Seller hereby acknowledges that the Buyer seeks to comply with all applicable anti-money laundering and anti-terrorist laws and regulations, including, but not limited to, the Anti-Money Laundering Laws and all OFAC Laws and Regulations.  In furtherance of those efforts, the Seller hereby represents, warrants and agrees that (x) the Company and its Subsidiaries maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and its and their respective Related Persons with all Anti-Money Laundering Laws and all OFAC Laws and Regulations and (y) to the Knowledge of the Seller:  (A) none of the cash or property that the Seller or any of the Seller’s Related Persons has paid, will pay or will contribute to the Buyer has been or shall be derived from illegal activity and (B) no contribution or payment by the Seller to the Buyer, to the extent within the Seller’s control, shall cause the Buyer to be in violation of the Anti-Money Laundering Laws or the OFAC Laws and Regulations.

(c)The Seller represents and warrants that it has carried out reasonable due diligence as to and established the identities of the Seller’s Related Persons, holds the evidence of such identities, and will make such information available to the Buyer upon its reasonable request.

(d)Except as otherwise disclosed on Schedule 3.28(d) of the Disclosure Schedules:  (A) neither the Seller nor, if applicable, any of the Seller’s Related Persons, is resident in, or organized or chartered under the laws of, (x) a jurisdiction that has been designated by the Secretary of the Treasury under Section 311 or 312 of the PATRIOT Act as warranting special measures or enhanced due diligence because of money laundering concerns or (y) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or as having made insufficient progress in addressing anti-money laundering deficiencies by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur (a “Non-Cooperative Jurisdiction”); and (B) neither the Seller nor, if applicable, any of the Seller’s Related Persons, is a Senior Foreign Political Figure.  For purposes of this Section 3.28(d), “Senior Foreign Political Figure” means a current or a former senior official or the spouse, parent, sibling, child or the spouse’s parent or sibling of a current or a former senior official in the executive, legislative, administrative, military, or judicial branches of any non-United States government (whether elected or not), a senior official of a major political party, or a senior executive of a non-United States government-owned commercial enterprise; a corporation, business, or other entity formed by, or for the benefit of, any such individual, and having substantial authority over policy, operations, or the use of non-United States government-owned resources; or any individual publicly or widely known to be a close personal or professional associate of such an individual.

(e)The Seller agrees to promptly notify the Buyer if at any time any of the foregoing representations are incorrect or have ceased to be correct.

Section 3.29Financing.  The Seller has sufficient funds to permit the Seller to consummate the transactions contemplated by this Agreement, and to pay all related fees and expenses.  The Seller has provided the Buyer with accurate and complete copies of materials satisfactory to the Buyer evidencing the Seller’s possession of sufficient funds for the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary contained herein, the Seller acknowledges and agrees that its obligations to consummate the transactions contemplated hereby are not contingent upon its ability to obtain any third-party financing.

Section 3.30Brokers.  Except for Danske Bank A/S, the fees and expenses of which will be paid by the Seller at Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller or the Company or any of its Subsidiaries.  The Seller has furnished to the Buyer a complete and correct copy of all agreements between the Seller and Danske Bank A/S pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

Section 3.31Exclusivity of Warranties.  Neither the Seller nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Seller of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article III, and the Seller hereby disclaims any such other representations or warranties.  Each of the warranties set forth in this Article III shall be construed as a separate warranty and (unless expressly provided to the contrary) shall not be limited by the terms of any other warranty.

Article IV

WARRANTIES OF THE BUYER and the issuer

Except as set forth in the corresponding sections or subsections of the Buyer Disclosure Schedules attached hereto (collectively, the “Buyer Disclosure Schedules”) (each of which shall qualify only the specifically identified Sections or subsections hereof to which such Buyer Disclosure Schedule relates and shall not qualify any other provision of this Agreement or any Ancillary Agreement), each of the Buyer and, solely with respect to Section 4.4, the Issuer, hereby warrants to the Seller as of the date hereof as follows:

Section 4.1Organization.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2Authority.  The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3No Conflict; Required Filings and Consents.

(a)The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)conflict with or violate the certificate of incorporation or bylaws of the Buyer;

(ii)conflict with or violate any Law applicable to the Buyer; or

(iii)result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Buyer is a party; except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Buyer to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

(b)The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for such filings as may be required by any applicable federal or state securities or “blue sky” laws.

Section 4.4Consideration Shares.

(a)Organization.  The Issuer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b)Authority.  The Issuer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Issuer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Issuer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Issuer will be a party will have been, duly executed and delivered by the Issuer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Issuer will be a party will constitute, the legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their respective terms, except as (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law), (ii) the enforceability of the indemnification and contribution provisions of the Securityholders Agreement may be limited under applicable federal or state securities laws or the public policy underlying such laws, and (iii) the enforceability of the rights of the Issuer to repurchase its securities pursuant to certain provisions of the Securityholders Agreement may be limited by the Delaware General Corporation Law as to inadequate capital surplus and by fraudulent conveyance or similar laws.

(c)No Conflicts.  The execution, delivery and performance by the Issuer of this Agreement and each of the Ancillary Agreements to which the Issuer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)conflict with or violate the certificate of incorporation or bylaws of the Issuer;

(ii)conflict with or violate any Law applicable to the Issuer; or

(iii)result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Issuer is a party;

except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Issuer to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

(d)Offer of Consideration Shares.  Neither the Issuer nor any person authorized to act on behalf of the Issuer has taken or will take any action that would subject the transactions contemplated by this Agreement to the registration requirements of the Securities Act.

(e)Litigation.  Except as set forth on Schedule 4.4(e) of the Buyer Disclosure Schedules, there is no action, proceeding or investigation pending or, to the Knowledge of the Buyer, threatened against the Issuer or any of its Subsidiaries (including the Buyer) which relates to the Issuer’s or any of its Subsidiaries’ (including Buyer’s) business or affects the Issuer or any of its Subsidiaries (including Buyer) that, if decided adversely to the Issuer or such Subsidiary, would have a material adverse effect on the Issuer and its Subsidiaries (including the Buyer), individually or taken as a whole, or that questions the validity of this Agreement or any Ancillary

Agreement or any action taken or to be taken pursuant to this Agreement or any Ancillary Agreement.

(f)Issuer Capitalization. Except as set forth in Schedule 4.4(f)(i) of the Buyer Disclosure Schedules, as of the Closing, the authorized capital stock of the Issuer consists of 2,000 shares of common stock, par value $0.01 per share, consisting of 1,000 shares of Voting Common Stock (the “Issuer Voting Common Stock”) and 1,000 shares of Non-Voting Common Stock (the “Issuer Non-Voting Common Stock” and, together with the Issuer Voting Common Stock, the “Issuer Common Stock”), of which 99.8066159 shares of Issuer Voting Common Stock are issued and outstanding and 5.4565420 shares of Issuer Non-Voting Common Stock are issued and outstanding. Except as set forth in Schedule 4.4(f)(i) of the Buyer Disclosure Schedules, the Issuer has not issued or agreed to issue any: (i) share of capital stock or other equity or ownership interest; (ii) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of the Issuer or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Upon the Buyer’s receipt of the Shares, the Consideration Shares being issued to the Seller will be duly authorized, validly issued, fully paid and nonassessable, free and clear of any Encumbrance other than Encumbrances created by the Seller or the Securityholders Agreement, and will represent five percent (5%) of the issued and outstanding Issuer Common Stock. A true and correct copy of the capitalization table of each of the Issuer and each other Subsidiary of Issuer (including Buyer) is set forth on Schedule 4.4(f)(ii) of the Buyer Disclosure Schedules.

Section 4.5Buyer Financial Statements; No Undisclosed Liabilities.

(a)For purposes of this Section 4.5, HTA and its Subsidiaries shall be deemed not to be a Subsidiary or Affiliate of the Issuer or the Buyer.

(b)True and complete copies of the audited consolidated balance sheet of the Buyer and its Subsidiaries as at December 31, 2015 and December 31, 2016 and the related audited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of the Buyer and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Buyer’s independent auditors (collectively referred to as the “Buyer Financial Statements”) and the unaudited consolidated balance sheet of the Buyer and its Subsidiaries as at September 30, 2017 (the “Buyer Balance Sheet Date” and such balance sheet, the “Buyer Balance Sheet”), and the related consolidated statements of operations of the Buyer and its Subsidiaries (collectively referred to as the “Buyer Interim Financial Statements” ), are attached hereto as Schedule 4.5(b) of the Buyer Disclosure Schedules. Each of the Buyer Financial Statements and the Buyer Interim Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Buyer and its Subsidiaries, (ii) have been prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Buyer and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Buyer Interim Financial Statements, to normal and recurring year-end adjustments.

(c)Except as and to the extent adequately accrued or reserved against in the Buyer Balance Sheet, neither the Issuer nor any of its Subsidiaries has any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether known or unknown, required by US GAAP  to be reflected in a consolidated balance sheet of the Issuer and its Subsidiaries as of the date hereof or disclosed in the notes thereto, except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the Buyer Balance Sheet Date, that are not, individually or in the aggregate, material to the Issuer, or any of its Subsidiaries, HTA and any of its Subsidiaries, taken as a whole.

(d)True and complete copies of the audited consolidated balance sheet of HTA and its Subsidiaries as at December 31, 2015 and December 31, 2016 and the related audited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of HTA and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the HTA’s independent auditors (collectively referred to as the “HTA Financial Statements”) and the unaudited consolidated balance sheet of HTA and its Subsidiaries as at September 30, 2017 (the “HTA Balance Sheet Date” and such balance sheet, the “HTA Balance Sheet”), and the related consolidated statement of income of HTA and its Subsidiaries (collectively referred to as the “HTA Interim Financial Statements”), are attached hereto as Schedule 4.5(d) of the Buyer Disclosure Schedules.  Each of the HTA Financial Statements and the HTA Interim Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of HTA and its Subsidiaries, (ii) have been prepared in accordance with US GAAP and applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of HTA and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the HTA Interim Financial Statements, to normal and recurring year-end adjustments.

(e)Except as and to the extent adequately accrued or reserved against in the HTA Balance Sheet, neither HTA nor any of its Subsidiaries has any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown, required by US GAAP to be reflected in a consolidated balance sheet of HTA and its Subsidiaries as of the date hereof or disclosed in the notes thereto, except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the HTA Balance Sheet Date, that are not, individually or in the aggregate, material to the Issuer, any of its Subsidiaries, HTA and any of its Subsidiaries, taken as a whole.

Section 4.6Investment Intent.  The Buyer is acquiring the Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act of 1933, as amended.

Section 4.7Financing.  The Buyer has sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement, and to pay all related fees and expenses.  The Buyer has provided the Seller with accurate and complete copies of materials satisfactory to the Seller evidencing the Buyer’s possession of sufficient funds for the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary contained herein, the Buyer acknowledges and agrees that its obligations to consummate the transactions contemplated hereby are not contingent upon its ability to obtain any third-party financing.

Section 4.8Brokers.  Except for Platinum, the fees of which will be paid by the Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

Section 4.9Affiliate Interests and Transactions. No Affiliate of the Issuer or any of its Subsidiaries (including the Buyer), other than the Issuer or any of its wholly-owned Subsidiaries (an “Issuer Related Party”):  (i) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Issuer or any of its Subsidiaries (including the Buyer) uses or has used in or pertaining to the business of the Issuer or any of its Subsidiaries (including the Buyer); or (ii) has or has had any business dealings or a financial interest in any transaction with the Issuer or any of its Subsidiaries (including the Buyer) or involving any assets or property of Issuer or any of its Subsidiaries (including the Buyer), other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms.  Except as set forth on Schedule 4.9 of the Buyer Disclosure Schedules, there are no Contracts by and between the Issuer or any of its Subsidiaries (including the Buyer), on the one hand, and any Issuer Related Party, on the other hand, pursuant to which such Issuer Related Party provides or receives any information, assets, properties, support or other services to or from the Issuer or any of its Subsidiaries (including the Buyer) (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).

Section 4.10Exclusivity of Warranties.  Neither the Buyer nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Buyer of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article IV, and the Buyer hereby disclaims any such other representations or warranties.  Each of the warranties set forth in this Article IV shall be construed as a separate warranty and (unless expressly provided to the contrary) shall not be limited by the terms of any other warranty.

Article V

COVENANTS

Section 5.1Covenants Regarding Information. Following the Closing, the Seller shall not retain in its possession or under its control, in any form, any agreements, documents, books and records, files or other information, or any computer disks, records, tapes or any other storage medium that contains any agreements, documents, books and records, files and other information, used in the business and operations of the Company and its Subsidiaries (including any personal or other information stored on any media by any employees of the Company or any of its Subsidiaries), including any of the foregoing that is stored on any server or other storage media maintained by a third party on behalf of the Seller (including any “cloud” storage platform).  If, notwithstanding the foregoing, the Seller discovers following the Closing Date that it is in possession of or has under its control any such items, the Seller shall (a) deliver to the Buyer any such items and (b) thereafter permanently delete and erase all such information (including all copies thereof) in its possession or under its control as soon as reasonably practicable.

Section 5.2Intercompany Arrangements.  The Seller hereby terminates without any consideration or further liability to any party thereunder all intercompany and intracompany accounts or contracts between the Company and its Subsidiaries, on the one hand, and the Seller and its Affiliates (other than the Company and its Subsidiaries), on the other hand.

Section 5.3Confidentiality.

(a)The parties hereby terminate without any consideration or further liability to any party thereunder the non-disclosure agreement dated June 26, 2017 between the Company and American Traffic Solutions Consolidated, LLC (the “Confidentiality Agreement”).

(b)For a period of five years following the Closing Date, the Seller shall not, and the Seller shall cause its Affiliates and the respective Representatives of the Seller and its Affiliates not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that the Seller or its Affiliates may furnish such portion (and only such portion) of the Confidential Information as the Seller or such Affiliate reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request, it notifies the Buyer of the existence, terms and circumstances surrounding such request and consults with the Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent the Seller or such Affiliate from being held in contempt or becoming subject to any other penalty under applicable Law.  For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Company or its Subsidiaries or the transactions contemplated hereby (other than data or information that is or becomes available to the public other than as a result of a breach of this Section 5.3).

Section 5.4Further Assurances. From time to time after the Closing, and for no further consideration, each of the parties shall, and shall cause its Subsidiaries to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.5Public Announcements. Neither party shall issue any press release or make any public statement prior to obtaining the other party’s written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of any party hereto.

Section 5.6W&I Insurance Policy.  The Seller shall use commercially reasonable efforts to cooperate with the Buyer in connection with any claim made by the Buyer or any of its Affiliates under the W&I Insurance Policy, to the extent that the Seller’s cooperation would assist the Buyer or any of its Affiliates in pursuing and obtaining the maximum recovery available in respect of such claim.  So as to not affect the insurable interest of the Buyer and/or its Affiliates under the W&I Insurance Policy, the parties agree that the existence of the W&I Insurance Policy shall not limit the liability of the Buyer under this Agreement.

Section 5.7Books and Records.

(a)In order to facilitate the resolution of any claims made or incurred by the Seller prior to the Closing, for a period of six (6) years after the Closing, or, if shorter, the applicable period specified in the Buyer’s document retention policy, the Buyer shall:

(i)retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii)upon reasonable notice, afford the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records to the extent reasonably necessary to facilitate such purpose; provided, however, that if the Buyer or the Company shall desire to dispose of any of such books and records prior to the expiration of such six (6) year period, the Buyer shall, prior to such disposition, give the Seller a reasonable opportunity, at Seller’s expense, to copy such books and records as the Seller may select.

(b)Notwithstanding the forgoing, the Buyer shall not be obligated to provide the Seller with access to any books or records (including personnel files) pursuant to this Section 5.7 where (i) such access would violate any Law, fiduciary duty or binding agreement, (ii) such access would jeopardize any attorney-client or other legal privilege, (iii) the information to be accessed relates or is pertinent to any dispute or potential dispute between the Buyer, the Issuer, or the Company or any of their respective Affiliates, on the one hand, and the Seller or any of its Affiliates, on the other hand, or (iv) the information to be accessed should not be disclosed due to its competitively sensitive nature.

Section 5.8Restrictive Covenants.

(a)Non-Competition Covenants.  As an inducement to the Buyer and the Issuer to enter into this Agreement, the Seller hereby covenants and agrees that for a period of two (2) years following the Closing Date (the “Restrictive Period”), the Seller shall not, and shall cause its Affiliates not to, without the prior written consent of the Company (which consent may be withheld in the Company’s sole and absolute discretion), directly or indirectly:

(i)own any interest in, manage, control, participate in, consult with, render services for (as a director, officer, employee, agent, broker, partner, contractor, consultant or otherwise) or be or become engaged or involved in any Conflicting Organization  within the Territory, including by being or becoming an organizer, owner, co-owner, trustee, promoter, affiliate, investor, lender, partner, joint venturer, stockholder, officer, director, employee, independent contractor, manager, salesperson, representative, associate, consultant, agent, broker, supplier, licensor, technician, engineer, analyst or advisor of, to or with any Conflicting Organization; or

(ii)make any investment (whether equity, debt or other) in, lend or otherwise provide any money or assets to, or provide any guaranty or other financial assistance to any Conflicting Organization within the Territory; or

(iii)use or authorize the use of the Seller’s name or any part thereof to be used or employed in connection with any Conflicting Organization within the Territory; or

(iv)provide any information, assistance, support, product, technology or intellectual property to any Person engaged or involved in any Conflicting Organization within the Territory; or

(v)engage or assist any Conflicting Organization within the Territory in the design, development, manufacture, licensing, sale, marketing, or support of any products or services offered by the Business; provided, that ownership by the Seller or its Affiliates, as a passive investment, in the aggregate of less than 10% of the outstanding shares or other equity interests of capital stock of any corporation or other entity listed on a national securities exchange or publicly traded on any nationally recognized over-the-counter market, shall not constitute a breach of this Section 5.8(a); provided that the Seller or such Affiliate does not actively participate in the business of such entity.

(b)Non-Solicitation/Non-Hire of Employees.  As an inducement to the Buyer and the Issuer to enter into this Agreement, the Seller hereby covenants and agrees, for the duration of the Restrictive Period, not to, and to cause its Affiliates not to, directly or indirectly, on his own behalf or on behalf of any third party, solicit for hire or hire any employee of the Company or any of its Subsidiaries at the Closing, without the prior written consent of the Company (which consent may be withheld in the Company’s sole and absolute discretion).  Notwithstanding the foregoing, none of (i) the placement of general advertisements that may be targeted to a particular geographic or technical area, but are not targeted specifically towards employees of the Company or its Subsidiaries or (ii) the hiring of any such employee more than six months following such employee’s termination or resignation; provided, in each case, that such employee is not hired by a Conflicting Organization.

(c)Non-Solicitation of Business Relationships.  As an inducement to the Buyer and the Issuer to enter into this Agreement, the Seller hereby covenants and agrees, for the duration of the Restrictive Period, not to, and to cause its Affiliates not to, directly or indirectly, call on, solicit or service any user, customer, supplier, licensee, licensor or other Person that had a business relationship with the Company or any of its Subsidiaries during the period of six (6) months prior to the Closing in order to induce or attempt to induce such Person to cease doing business with the Company or any of its Subsidiaries, or in any way intentionally interfere with the relationship between any such user, customer, supplier, licensee, licensor or other Person that has a business relationship with Company or any of its Subsidiaries (including making any negative or disparaging statements or communications about the Company or any of its

Subsidiaries or any of their respective businesses, services, products, technology, compliance with legal requirements, directors, officers, employees, contractors or consultants or otherwise).

(d)Trade and Domain Names.  The Seller shall not, and shall procure that none of its employees, Related Parties or their respective employees will, directly or indirectly at any time after Closing use any trade or domain name (including the expressions “EPC”, “Euro Parking Collections” or “Contractum”) or email address used by any member of the Group at any time during the two years immediately preceding the date of this Agreement or any other name intended or likely to be confused with or closely resembling any such trade or domain name or email address.  Promptly following the Closing (but in any event within thirty (30) days after the Closing Date), the Seller shall provide evidence to the Buyer of the change of the Seller’s corporate name to remove references therein to “EPC”.

(e)Purpose.  The Seller agrees that the undertakings contained in this Section 5.8 are reasonable and are entered into for the purpose of protecting the goodwill of the business of each member of the Group and that, accordingly, the benefit of the undertakings may be assigned by the Buyer and its successors in title without the consent of the Seller.

(f)Enforceability.  Each undertaking contained in this Section 5.8 is and shall be construed as separate and severable and if one or more of the undertakings are held to be against the public interest or unlawful or in any way an unreasonable restraint of trade or unenforceable in whole or in part for any reason, the remaining undertakings or parts thereof, as appropriate, shall continue to bind the Seller.

(g)Validity.  If any undertaking contained in this Section 5.8 shall be held to be void but would be valid if deleted in part or reduced in application, such undertaking shall apply with such deletion or modification as may be necessary to make it valid and enforceable. Without prejudice to the generality of the foregoing, in such circumstances, any relevant period of time (as the same may previously have been reduced by virtue of this Section 5.8(g) shall take effect as if reduced by successive six-month periods until the resulting period shall be valid and enforceable.

(h)Remedies. Without prejudice to any other rights or remedies of the parties, the Seller acknowledges for the benefit of Buyer and each member of the Group that damages might not be an adequate remedy for any breach of the provisions of this Section 5.8 and that, accordingly, the Seller agrees that in the event of any such breach on its part or the part of any of its employees, Related Parties or their respective employees, and notwithstanding the Buyer’s liability to prove actual damage incurred as a result of such breach, the Seller will not, and will procure that its employees, Related Parties and their respective employees will not, oppose the granting of injunctive relief, specific performance or other equitable relief in favor of the Seller or any member of the Group (as applicable).

(i)Certain Definitions. For purposes of this Section 5.8, the following terms shall have the meaning set forth below:

(i)“Conflicting Organization” means any Person other than the Issuer that is (a) engaged in the same business as the Business or (b) is about to become engaged in the material design, development, manufacture, licensing, sale, marketing, or support of any products or services offered by the Business.

(ii)“Business” means the business of the Company or any of its Subsidiaries as conducted as of the Closing Date, including without limitation the Company’s business of developing, manufacturing, marketing, selling and otherwise providing products, hardware, software, mobile applications, materials and all related services with respect to traffic camera safety enforcement programs and tolling, violation or title and registration administrative services for consumers, fleet management companies and/or rental car companies, which includes, without limitation, photo, speed, crossing guard and red light automated enforcement technologies, electronic toll collection, violation, and transaction processing operations related to the foregoing.

(iii)“Territory” means each country in which the Group has operations on the Closing Date, including but not limited to the United Kingdom, Hungary, Norway, Ireland, Croatia, Serbia, Holland, Denmark, Belgium, Sweden, Faroe Islands, Bosnia and Herzegovina, Montenegro, Macedonia, Spain and Portugal.

Article VI

TAX MATTERS

Section 6.1Tax Sharing Agreements.  All Tax sharing agreements, Tax allocation agreements or Tax indemnity agreements between a Group Company, on the one hand, and the Seller or its Affiliates (other than, for the avoidance of doubt, a Group Company), on the other hand, and all powers of attorney with respect to or involving a Group Company, and any provision in any agreement providing for a distribution by a Group Company with respect to Taxes, shall be terminated prior to the Closing Date and, after the Closing, neither the Buyer, the Issuer nor any of their respective Affiliates, nor any Group Company, shall be bound thereby or have any liability thereunder.

Article VII

INDEMNIFICATION

Section 7.1Survival.

(a)The warranties of the Seller and the Buyer contained in this Agreement and/or the Ancillary Agreements and/or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall survive the Closing until the first anniversary of the Closing Date; except that:

(i)the warranties set forth in Sections 3.1, 4.1 and 4.4(a) relating to organization and existence, Sections 3.2, 4.2, and 4.4(b) relating to authority, Sections 3.4 relating to the Shares, Sections 3.5 and 4.4(f) relating to capitalization, Section 3.6 relating to equity interests and Sections 3.30 and 4.8 relating to broker’s fees and finder’s fees (the Sections referenced in this Section 7.1(a)(i) are collectively referred to herein as the “Fundamental Warranties”) shall survive for a period of 10 years; and

(ii)the warranties set forth in Section 3.18 (Taxes) and any other warranty in Article III insofar as it relates to Taxes (any warranty set forth in Section 3.18 and any such warranty set forth in Article III, collectively, the “Tax Warranties”), the indemnity given in section 7.2(d) and any warranty involving fraud or fraudulent misrepresentation shall survive until the close of business on the 60th day following the expiration of the relevant statute of limitations applicable to the underlying claim (giving effect to any waiver, mitigation or extension thereof).

(b)Subject to Section 7.1(a), the respective covenants of the parties contained in this Agreement shall survive the Closing until the expiration of the statute of limitations following the date all performance thereunder was due to be performed; provided, however, that the indemnification obligations set forth in this Article VII shall survive until the close of business on the 60th day following the expiration of the relevant statute of limitations applicable to the underlying claim (giving effect to any waiver, mitigation or extension thereof.

(c) None of the parties shall have any liability with respect to any representations, warranties, covenants or agreements unless notice of an actual or threatened claim, or of discovery of any facts or circumstances that the Seller, on the one hand, or the Buyer or the Issuer, on the other hand, as the case may be, reasonably believes may result in a claim, hereunder is given to the other party prior to the expiration of the survival period, if any, for such representation, warranty, covenant or agreement, in which case the applicable statute of limitations shall be tolled and such representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved and, if applicable, paid, without the requirement of commencing any Action in order to extend such survival period or preserve such claim.

Section 7.2Indemnification by the Seller.  The Seller shall save, defend, indemnify and hold harmless the Buyer, the Issuer and their respective Affiliates (including the Company and its Subsidiaries) and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against, and shall compensate and reimburse each of the foregoing for any of the following, including any and all losses, damages, liabilities, deficiencies, claims, diminution of value, interest, awards, judgments, penalties, Taxes costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)any breach of any warranty made by the Seller contained in Article III or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (without giving effect to any limitations or qualifications as to materiality, Material Adverse Effect or Knowledge);

(b)any breach of any covenant or agreement by the Seller contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (including as a result of the action or failure to act of the Company or any of its Subsidiaries);

(c)any Indebtedness charged to the Buyer, the Issuer, the Company or any of their Affiliates that shall not have been reflected in the Final Closing Statement; and

(d)any Indemnified Taxes (except to the extent taken into account in the definition of Indebtedness and reflected in the Final Closing Statement). All amounts due under this Section 7.2 from the Seller to the Buyer Indemnified Parties shall be paid in full, without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax required by law). If any deductions or withholdings are required by law to be made from any of the sums payable under Section 7.2, the Seller shall provide any evidence of the relevant withholding as the Buyer may reasonably require and shall pay to the Buyer Indemnified Party such sum as will, after the deduction or withholding is made, leave the Buyer Indemnified Party with the same amount as it would have been entitled to receive without that deduction or withholding.  If any sum payable by the Seller to the Buyer Indemnified Parties under this agreement is subject to Tax in the hands of the Buyer Indemnified Parties, the Seller shall pay any additional amount required to ensure that the net amount received by the Buyer shall be the amount that the Buyer Indemnified Parties would have received if the payment was not subject to Tax.

Section 7.3Indemnification by the Buyer.  The Buyer shall save, defend, indemnify and hold harmless the Seller, the Seller Parent and their respective Affiliates and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Seller Indemnified Parties”) from and against, and shall compensate and reimburse each of the foregoing for, any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)any breach of any warranty made by the Buyer or the Issuer contained in Article IV, or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby

(without giving effect to any limitations or qualifications as to materiality, Material Adverse Effect or Knowledge); and

(b)any breach of any covenant or agreement by the Buyer or the Issuer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby.

Section 7.4Procedures.

(a)An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third Party Claim”) shall deliver notice (a “Claim Notice”) in respect thereof to the party against whom indemnity is sought (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of notice of the Third Party Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request.  The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses that may result from a Third Party Claim that is exclusively for civil monetary damages at law pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 15 days of receipt of a Claim Notice from the Indemnified Party in respect of such Third Party Claim, to assume the defense thereof (except that the defense or prosecution of such claim shall be tendered to the insurance carrier of the W&I Insurance Policy if such carrier has assumed the defense thereof under the W&I Insurance Policy) at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and satisfactory to the Indemnified Party.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim for equitable or injunctive relief, any Third Party Claim relating to Taxes or any claim that would impose criminal liability or damages, and the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party, any such Third Party Claim.  The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof.  If the Indemnifying Party does not expressly elect (or is not entitled) to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 7.4(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim (except that the defense, prosecution or settlement of such claim may be tendered by the Indemnified Party to the insurance carrier of the W&I Insurance Policy if such carrier has agreed to assume the defense thereof under the W&I Insurance Policy).  If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third

Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder or (iv) requires the consent of the carrier of the W&I Insurance Policy under the terms of the W&I Insurance Policy.

(c)An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss or a claim or demand hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”) shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness after becoming aware of facts supporting such Direct Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request.  The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VII.

(d)The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

(e)Notwithstanding the provisions of Sections 8.8 and 8.9, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

(f)An Indemnifying Party shall not be liable in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnifying Person unless a Claim Notice is delivered to the Indemnifying Person on or before the survival periods set out in Section 7.1.

Section 7.5Limits on Indemnification for the Seller.  Notwithstanding anything to the contrary contained in this Agreement: (a) the Seller shall not be liable for any claim for indemnification pursuant to Sections 7.2(a) or 7.2(d) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Seller equals or exceeds $300,000 (the “Deductible Amount”), in which case the Seller shall be liable for the amount of such Losses in excess of the Deductible Amount, (b) the maximum aggregate amount of indemnifiable Losses which may be recovered from the Seller arising out of or relating to the causes set forth in Sections 7.2(a), 7.2(c) and 7.2(d) shall be an amount equal to $300,000 (the “General Cap”) and (c) the Seller shall not be required to indemnify any Person for punitive damages (other than punitive damages paid in respect of a Third Party Claim); provided, that the foregoing clauses (a), (b) and (c) shall not apply to Losses arising out of or relating to breach of any Fundamental Warranty, or to any warranty in the event of fraud or fraudulent misrepresentation.  Notwithstanding anything to the contrary set out herein, in no event shall the Seller be held liable, for indemnification or otherwise, for any amount that exceeds an amount equal to the Company Equity Value plus the Settlement Amount.

Section 7.6Satisfaction of Amounts Due.  The Buyer hereby agrees that with respect to any indemnification claim asserted pursuant to Sections 7.2(a) or 7.2(d) hereunder, after satisfying the retention under the W&I Insurance Policy (for which, subject to the application of Section 7.5, the Buyer shall seek to recover Losses directly from the Seller), the Buyer shall seek a remedy from the W&I Insurance Policy, if and only to the extent such Losses are covered by the W&I Insurance Policy. The amount of any indemnified Loss payable by the Seller to any Buyer Indemnified Party pursuant to Section 7.2 shall be satisfied by payment to such Buyer Indemnified Party, within five (5) Business Days after delivery of such notice, of such amount by wire transfer of immediately available funds; provided that any amount not paid within such five (5) Business Day period shall bear interest from the date of the delivery of such notice to the date of such payment at a rate equal to the rate of interest from time to time announced publicly by The Wall Street Journal as the prime rate plus eight percent (8%), calculated on the basis of a year of 365 days and the number of days elapsed.

Section 7.7Limits on Indemnification for the Buyer.  Notwithstanding anything to the contrary contained in this Agreement:  (a) the Buyer shall not be liable for any claim for indemnification pursuant to Section 7.3(a) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Buyer equals or exceeds the Deductible Amount, in which case the Buyer shall be liable for the amount of such Losses in excess of the Deductible Amount, (b) the maximum aggregate amount of indemnifiable Losses which may be recovered from the Buyer arising out of or relating to the causes set forth in Section 7.3(a) shall be an amount equal to $5,000,000 and (c) the Buyer shall not be required to indemnify any Person for punitive damages (other than punitive damages paid in respect of a Third Party Claim); provided, that the foregoing clauses (a), (b) and (c) shall not apply to Losses arising out of or relating to the breach of any Fundamental Warranty, or to any warranty in the event of fraud or fraudulent misrepresentation. Notwithstanding anything to the contrary set out herein, in no event shall the Buyer be held liable, for indemnification or otherwise, for any amount that exceeds an amount equal to the Company Equity Value.

Section 7.8Tax Matters.  The parties hereto agree to treat all indemnification payments made under Article VII as an adjustment to the purchase price for Tax purposes, unless otherwise required by applicable Law.

Section 7.9No Multiple Recovery.  No party to this Agreement shall be entitled to recover any Loss or amount more than once under this Agreement. For this purpose, recovery by the Buyer or Issuer shall be deemed to be recovery by each of them.

Section 7.10Mitigation.  Each party shall use commercially reasonable efforts to mitigate any Loss indemnifiable hereunder to the extent required by applicable Law after such party obtains Knowledge of such Loss.

Article VIII

GENERAL PROVISIONS

Section 8.1Amendment, Variations or Supplement.  This Agreement may not be amended, varied, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 8.2Waiver.  No failure or delay of a party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party, and effective only in the instance given and will not operate as or imply a waiver or any other or similar right, claim or default on any subsequent occasion.

Section 8.3Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e‑mail, upon written confirmation of receipt by facsimile, e‑mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Seller or the Seller Parent, to:
EPC Holdco LimitedUnit 6 Shepperton House, 83-93 Shepperton Road
London, N1 3DF
England
Attention: Erik Langaker
Facsimile: +47 976 94 555
E-mail: Erik@langaker.com
with a copy (which shall not constitute notice) to:
Wikborg Rein & Co Advokatfirma AS
P.O.Box 1513 Vika, NO-0117 Oslo, Norway
Attention: Ole Henrik Wille
Facsimile: +47 911 01 741
E-mail: owi@wr.no

(ii)	if to the Buyer, to:
ATS Consolidated, Inc.
1150 N. Alma School
Mesa, AZ 85201
Attention: Rebecca Collins, General Counsel
Telephone No.: (480) 719-7093
Facsimile No.: (480) 967-7131
Email: Rebecca.Collins@atsol.com
c/o Platinum Equity Advisors, LLC
360 North Crescent Drive
Beverly Hills, California 90210
Attention: Eva Kalawski, Executive V.P. and General Counsel
Telephone No.: (310) 712-1850
Facsimile No.: (310) 712-1863
Email: ekalawski@platinumequity.com
with a copy (which shall not constitute notice) to:
Gibson Dunn & Crutcher LLP

333 South Grand Avenue
Los Angeles, CA 90071-3197
Attention: Matthew B. Dubeck
Facsimile: (213) 229-6622
E-mail: MDubeck@gibsondunn.com

(iii)	if to the Issuer, to:
c/o Platinum Equity Advisors, LLC
360 North Crescent Drive
Beverly Hills, California 90210
Attention: Eva Kalawski, Executive V.P. and General Counsel
Telephone No.: (310) 712-1850
Facsimile No.: (310) 712-1863
Email: ekalawski@platinumequity.com
with a copy (which shall not constitute notice) to:
Gibson Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, CA 90071-3197
Attention: Matthew B. Dubeck
Facsimile: (213) 229-6622
E-mail: MDubeck@gibsondunn.com

Section 8.4Interpretation.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to days mean calendar days unless otherwise specified.

Section 8.5Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) and the Ancillary Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.  Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed by each of the parties. Each of the parties acknowledges that in entering into this Agreement it has agreed not to rely on any representation, warranty, collateral contract, undertaking or other assurance (except those warranties and undertakings expressly set out in this Agreement) made by or on behalf of any other party before the signature of this Agreement, including during the course of negotiating this Agreement. Each of the parties acknowledges that all of its rights and remedies are contained or referred to in this Agreement, and no party shall have any other right or remedy, including a claim for innocent or negligent misrepresentation or negligent misstatement. Nothing in this Agreement, including in this Section 8.5, shall limit or exclude any liability for fraud or fraudulent misrepresentation.

Section 8.6No Third-Party Beneficiaries.

(a)Save as provided in Article VII, the parties do not intend that any term of this Agreement should be enforceable by any Person who is not party to this Agreement (each such Person who is given rights or benefits under Article VII, a “Third Party”) by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise.

(b)The parties may amend, vary or terminate this Agreement in such a way as may affect any rights or benefits of any Third Party which are directly enforceable against the parties under the Contracts (Rights of Third Parties) Act 1999 without the consent of such Third Party.

(c)Any Third Party entitled pursuant to the Contracts (Rights of Third Parties) Act 1999 to enforce any rights or benefits conferred on it by this Agreement may not veto any amendment, variation or termination of this Agreement which is proposed by the parties and which may affect the rights or benefits of the Third Party.

Section 8.7Governing Law and Jurisdiction.

(a)This Agreement, and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement or its formation (including any non-contractual disputes or claims), shall be governed by and construed in accordance with English law.

(b)Each party to this agreement irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in any way relate to this Agreement or its subject matter (including regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (respectively, “Proceedings” and “Disputes”) and, accordingly any Proceedings be brought in such courts.

(c)Each party waives (and agrees not to raise) any objection, on the ground of inconvenient forum or on any other ground, to the bringing of Proceedings in the English courts.

(d)Each party irrevocably agrees that a judgment or order against it in Proceedings brought in England shall (provided there is no appeal pending or open) be conclusive and binding upon it and may be enforced against it in the courts of any other jurisdiction.

(e)Without prejudice to any other permitted mode of service the parties agree that service of any claim form, notice or other document for the purpose of any Proceedings begun in England shall be duly served upon them if delivered personally or sent in accordance with the provisions of Section 8.3 (Notices).

Section 8.8Assignment; Successors.

(a)Subject to Section 8.8(b) below, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, transferred, be subject to a declaration of trust or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign the right to acquire the Shares pursuant to this Agreement to any Subsidiary of the Buyer without the prior consent of the Seller; provided further, that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(b)The Buyer may assign by way of security and/or charge all or any of its rights under this Agreement for the benefit of:

(i)any financial institution or other person lending money or making other credit facilities available to any Buyer or any of its Affiliates (including for these purposes, the Group) (including the holders of any debt securities);

(ii)any counterparty to a derivative transaction entered into by the Buyer or any of its Affiliates (including for these purposes, the Group);

(iii)any facility or security agent, security trustee, arranger of finance, receiver or person fulfilling a similar or related role,

as security for the obligations owed by the Buyer or any of its Affiliates (including for these purposes, the Group) to such person, and any such beneficiary of security may assign all or any of those rights for the purpose of enforcing such security assignment or charge save that (x) the Seller may discharge its obligations under this Agreement to the Buyer until it receives notice of the assignment or charge; and (y) the assignee or charge may enforce this Agreement as if it were named in this Agreement as the Buyer, but the Buyer shall remain liable for any obligations under this Agreement.  The Buyer may disclose to a proposed assignee information it is possession relating to the provisions of this Agreement and the Seller and its Affiliates which it is necessary to disclose for the purposes of the proposed assignment, notwithstanding the provisions of Section 5.3 (Confidentiality), but provided such assignee has agreed in writing (in a form reasonably acceptable to the Seller) to keep the same confidential.  If the Buyer assigns this Agreement or any or all of its rights under this Agreement to any person it shall promptly notify the Seller of the same and provide details of the assignee and reimburse the Seller any costs and expenses reasonably incurred by the Seller in connection with such assignment.  No assignment of this Agreement by the Buyer shall have effect to the extent it increases the liabilities or obligations of the Seller under this Agreement.

Section 8.9Currency.  All references to “dollars” or “$” or “US$” or “USD” in this Agreement or any Ancillary Agreement refer to United States dollars, and all references to “pounds” or “pounds sterling” or “£” or “GB£” or “GBP” in this Agreement or any Ancillary Agreement refer to British pounds sterling.

Section 8.10Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and the parties shall use all reasonable endeavours to replace such a provision with a valid and enforceable substitute provision which carries out, as closely as possible, the intentions of the parties under this Agreement.

Section 8.11Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument.  This Agreement shall not take effect until it has been executed by all parties to this Agreement.

Section 8.12Facsimile or .pdf Signature.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.13Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other parties.

Section 8.14Seller Parent Undertaking. In consideration of the Buyer’s obligations set forth herein, the Seller Parent acknowledges and agrees as follows:

(a)The Seller Parent warrants that (i) it is a corporation duly organized, validly existing and in good standing under the Laws of Norway and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted; (ii) it has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (iii) the execution and performance by the Seller Parent of this Agreement have been duly and validly authorized by all necessary corporate action; (iv) this Agreement has been duly executed and delivered by the Seller Parent and, assuming due execution by each of the other parties hereto (other than the Seller), this Agreement constitutes the legal, valid and binding obligations of the Seller Parent, enforceable against the Seller Parent in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)For a period of one (1) year following the Closing (provided, however, that if prior to the close of business on the last day of the applicable survival period the Seller has been properly notified of a claim for indemnity under Article VII and such claim shall not have been finally resolved or disposed of by the end of such one (1) year period, the Seller Parent’s obligations under this Section 8.14 shall remain in place until such later date as each such claim is finally and fully resolved), the Seller Parent undertakes to the Buyer that (i) the Seller’s equity value shall not be less than $10,000,000 and (ii) the Seller shall have sufficient unrestricted cash to fully and timely pay any amounts that may become due under Section 2.4 and Article VII.

(c)The Seller Parent hereby expressly acknowledges and agrees to be bound by Article VIII of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above by their respective officers thereunto duly authorized.

ATS CONSOLIDATED, INC.

By:	/s/ David M. Roberts
Name: David M. Roberts
Title: CEO

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above by their respective officers thereunto duly authorized.

GREENLIGHT HOLDING II CORPORATION

By:	/s/ Mary Ann Sigler
Name: Mary Ann Sigler
Title: President and Treasurer

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above by their respective officers thereunto duly authorized.

EPC HOLDCO LIMITED

By:	/s/ Erik Langaker
Name: Erik Langaker
Title: Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above by their respective officers thereunto duly authorized.

WATRIUM AS

By:	/s/ Anders Wilhelmsen
Name: Anders Wilhelmsen
Title: Chairman

[Signature Page to Share Purchase Agreement]